Exhibit 10.1

Execution Version

AMENDED AND RESTATED MARGIN LOAN AGREEMENT

Originally dated as of November 7, 2018

Amended and restated as of December 18, 2019

among

CANNAE FUNDING, LLC,
as Borrower,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent,

CREDIT SUISSE SECURITIES (USA) LLC and

DEUTSCHE BANK AG, LONDON BRANCH,

as Calculation Agent,

and the Lenders from time to time party hereto.

i

ii

iii

Section 9.15	USA PATRIOT Act Notice	84
Section 9.16	Interest Rate Limitation	84
Section 9.17	Disclosure	84
Section 9.18	Calculation Agent Determinations	84
Section 9.19	Amendment and Restatement; Reaffirmation	85
Section 9.20	U.S. QFC Contractual Stay Requirements	85

iv

SCHEDULES

Schedule I	Commitments and Lender Information

EXHIBITS

Exhibit A	Form of Borrowing Notice

Exhibit B	Form of Security Agreement

Exhibit C	Form of Control Agreement

Exhibit D-1	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit D-2	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit D-3	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit D-4	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit E	Form of Collateral Reallocation Instruction

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This AMENDED AND RESTATED MARGIN LOAN AGREEMENT, dated as of December 18, 2019 (as it may be amended or modified from time to time, this “Agreement”), is entered into by and among CANNAE FUNDING, LLC, a limited liability company organized under the laws of Delaware, as borrower (“Borrower”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent, CREDIT SUISSE SECURITIES (USA) LLC and DEUTSCHE BANK AG, LONDON BRANCH, as the case maybe, as Calculation Agent, and the lenders from time to time a party hereto (each, a “Lender”, and collectively, the “Lenders”) and replaces the original margin loan agreement dated as of November 7, 2018 among Borrower, the Lenders and the Administrative Agent (the “Original Loan Agreement”).

WHEREAS, Borrower, the Lenders and the Administrative Agent entered into the Original Loan Agreement, pursuant to which Lenders agreed to provide Borrower with loans in an aggregate principal amount not exceeding the Commitments (as hereinafter defined), and have made loans to Borrower in an aggregate principal amount of $150,000,000.

WHEREAS, subject to the terms set forth herein and in accordance with Section 2.08 of the Original Loan Agreement, Borrower will prepay the Repayment Amount (as hereinafter defined) on the Amendment Closing Date (as hereinafter defined).

WHEREAS, the parties hereto have agreed to amend and restate the Original Loan Agreement upon the terms and conditions hereof.

NOW, THEREFORE, In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article 1
Definitions And Accounting Terms

Section 1.01           Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accelerating Lenders” means Lenders that have accelerated their Loans upon an Event of Default in accordance with the Margin Loan Documentation.

“Acceptable Collateral” means the following assets of Borrower, as long as such assets are (x) held in the Collateral Accounts, (y) subject to a first priority Lien in favor of the relevant Applicable Lender and not subject to any other Lien (other than Permitted Liens), and (z) the Collateral Requirement has been satisfied with respect thereto:

(a)            Cash and Cash Equivalents; and

(b)           security entitlements in respect of Collateral Shares that were deposited into the Collateral Accounts on, and have remained Collateral since, the Original Closing Date, so long as (i) such Collateral Shares are registered in the name of DTC or its nominee, maintained in the form of book entries on the books of DTC, and are allowed to

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be settled through DTC’s regular book-entry settlement services, (ii) such Collateral Shares and such security entitlements are not subject to any Transfer Restrictions (other than Existing Transfer Restrictions) (and, for the avoidance of doubt, are not subject to any restricted legend), and (iii) such Collateral Shares are duly authorized, validly issued, fully paid and non-assessable.

“Adjustment Determination Date” means, in respect of any Facility Adjustment Event or Potential Facility Adjustment Event, the date on which Calculation Agent has notified Borrower of (i) the adjustments that will be made to the terms of the Facility on account thereof or (ii) its determination that no such adjustments under Section 9.01 are necessary.

“Adjustment Determination Period” means the period beginning on, and including, the date on which a Facility Adjustment Event or Potential Facility Adjustment Event occurs and ending on, and including, the earlier of (i) the related Adjustment Determination Date and (ii) the fifth (5th) Business Day following such occurrence.

“Administrative Agent” means Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent under any of the Margin Loan Documentation, or any successor administrative agent hereunder, subject to Section 2.15.

“Advance” has the meaning specified in Section 2.01.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that the only Affiliates of the Borrower shall be the Guarantor and the Guarantor’s Subsidiaries, and the only Affiliates of the Guarantor shall be its Subsidiaries, including the Borrower. For the avoidance of doubt, the Issuer and its Subsidiaries shall not be considered Affiliates of the Guarantor or any of its Subsidiaries, including the Borrower.

“Agent” means each of Administrative Agent and Calculation Agent.

“Agented Lender” means any Lender who has taken an Advance hereunder by assignment, but has not yet entered into its Control Agreement and a joinder to the Security Agreement with respect to the Collateral securing the Obligations owing to it. Any reference in the Margin Loan Documentation to the Applicable Lender with respect to an Agented Lender shall be to the Lender who assigned an Advance to such Agented Lender, and vice versa.

“Aggregate Collateral Share Value” means, at any time, (i) the product of (a) the Market Price at such time and (b) the number of Shares that constitute Acceptable Collateral at such time plus (ii) the market value (as reasonably determined by the Calculation Agent) of all securities or securities entitlements received in connection with Collateral Shares as described in Section 2.08(e), subject to a valuation percentage (which may, for the avoidance of doubt, be any percentage from, and including, 0% to, and including, 100%) determined by each Lender in its sole discretion (it being understood that, in making such determination, each Lender may take into account, among other factors, volatility, correlation, liquidity and free float of the Shares or

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any other relevant securities, the credit profile of Issuer or the issuer of such other securities and Transfer Restrictions, in each case, relative to the Shares or, if applicable, any other securities prior to giving effect to the relevant event).

“Agreement” has the meaning specified in the preamble hereto.

“Amendment Closing Date” means the earliest date on which the conditions precedent set forth in Section 4.02 shall have been satisfied or waived in accordance with Section 9.01 of this Agreement.

“Amendment Closing Date Collateral Reallocation Instruction” means that certain Collateral Reallocation Instruction, dated as of the date hereof, by and among the Calculation Agent, the Borrower, and each Applicable Lender.

“Amendment Lender” means any Lender who is a party to this Agreement as of the date hereof.

“Amendment Upfront Fee” has the meaning specified in Section 2.06(a).

“Amendment Upfront Fee Percentage” has the meaning specified in the Fee and Ratio Letter.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower from time to time concerning or relating to bribery or corruption.

“Applicable Lender” means any Lender other than an Agented Lender.

“Applicable Percentage” means, subject to Section 2.14, with respect to any Lender at any time, (a) the aggregate principal amount of such Lender’s Advances divided by (b) the aggregate principal amount of the Advances owed to all Lenders.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Lender” has the meaning set forth in the Fee and Ratio Letter.

“Assigning Lender” has the meaning set forth in the definition of “Required Lenders”.

“Attributable Debt” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

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“Availability Period” means the period from but excluding the Amendment Closing Date to the date that is three hundred and sixty four (364) days following the Amendment Closing Date.

“Base Allocation Percentage” means, at any time, subject to Section 2.14, in respect of any Lender, as set forth in Schedule I (to be the ratio, expressed as a percentage, of (x) the sum of such Lender’s Advances and unfunded Commitments divided by (y) the sum of the aggregate Advances and unfunded Commitments of the Lenders).

“Bankruptcy Action” means any of the following, with respect to any Person: (a) to institute any proceedings to adjudicate such Person as bankrupt or insolvent, (b) to institute or consent to the institution of bankruptcy, reorganization or insolvency proceedings against such Person or file a bankruptcy petition or any other petition seeking, or consenting to, reorganization or relief with respect to such Person under any Debtor Relief Law, (c) to file or consent to a petition seeking liquidation, reorganization, dissolution, winding up or similar relief with respect to such Person, (d) to consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or conservator (or other similar official) of such Person or any part of its property, (e) to make any assignment for the benefit of such Person’s creditors, (f) to cause such Person to admit in writing its inability to pay its debts, or (g) to take any action in furtherance of any of the foregoing.

“Bankruptcy Code” means the United States Bankruptcy Code.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board of Directors” means, with respect to any Person, the board of directors (or analogous governing body) of such Person or a committee of such board (or other governing body) duly authorized under such Person’s Organization Documents and applicable Law to act for it.

“Borrower” has the meaning specified in the preamble hereto.

“Borrower Financial Statements” means the financial statements of Borrower delivered pursuant to Section 5.01.

“Borrowing Notice” has the meaning specified in Section 2.02(a).

“Business Day” means any day on which commercial banks are open for business in New York City, United States, and, if such day relates to any interest rate setting for any Advance or payments in respect of any Advance, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Calculation Agent” means (i) Deutsche Bank AG, London Branch, if Deutsche Bank AG, London Branch has a higher Applicable Percentage than Credit Suisse AG, Cayman Islands

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Branch or (ii) Credit Suisse Securities (USA) LLC, if otherwise, in each case in its capacity as calculation agent under any of the Margin Loan Documentation, or any successor calculation agent hereunder, subject to Section 2.15. All calculations and determinations hereunder or in connection with the transactions contemplated hereby or as otherwise provided herein shall be made by Calculation Agent without any required consent or approval of any other party hereto but in consultation with each Amendment Lender; provided that, in no event shall such consultation obligation (x) cause Calculation Agent to unduly delay any calculation, determination or delivery of any notice or (y) expose the Calculation Agent to any liability. Administrative Agent shall notify the parties hereto following any change in the Calculation Agent.

“Cash” means all cash in Dollars at any time and from time to time deposited in the Collateral Accounts.

“Cash Equivalents” means any readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States having a maturity of not greater than twelve (12) months from the date of issuance thereof.

“Change in Law” means the occurrence, after the date of this Agreement, of (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.09(b), by any lending office of any Lender or by any Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been introduced or adopted after the Amendment Closing Date, regardless of the date enacted, adopted or issued.

“Change of Control” means that (i) with respect to Issuer, (x) a “person” or “group” (other than a group including the THL Entities) becomes the “beneficial owner” of more than 50% of Issuer’s voting equity (all within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder) or (y) any THL Entity, or any “group” including the THL Entities, becomes the “beneficial owner” of more than 60% of Issuer’s voting equity (all within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder) or (ii) with respect to Borrower, (a) Guarantor ceases to directly or indirectly hold and control 100% of the Equity Interests of Borrower or (b) Guarantor (1) is involved in any merger, consolidation, amalgamation or similar transaction, in which Guarantor is not the continuing Person, or (2) sells or otherwise disposes, or its Subsidiaries sell or dispose, of all or substantially all of Guarantor’s consolidated assets.

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“Charges” has the meaning specified in Section 9.16.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all Shares (including security entitlements in respect thereof), Cash, Cash Equivalents and other personal property over which a Lien is purported to be granted under the Security Agreement.

“Collateral Account” has the meaning specified in the Security Agreement.

“Collateral Call LTV Level” has the meaning specified in the Fee and Ratio Letter.

“Collateral Call Notice” has the meaning specified in Section 2.08(c).

“Collateral Call Notice Deadline” has the meaning specified in Section 2.08(c).

“Collateral Call Trigger Event” means, at any time, that the LTV Level exceeds the Collateral Call LTV Level, in each case, at such time, as determined by Calculation Agent. A Collateral Call Trigger Event shall be considered “cured” and no longer be in effect at the time that Borrower voluntarily prepays the Advances and/or delivers a sufficient amount of Cash and/or Cash Equivalents to the Collateral Accounts pursuant to Section 2.08(c) to cause the LTV Level (determined based on the Market Price as in effect as of the date of the Collateral Call Trigger Event) to be less than or equal to the Maintenance LTV Level.

“Collateral Reallocation Instruction” means an instruction provided by the Calculation Agent to the Applicable Lenders in connection with any rebalancing or reallocation of Collateral contemplated in Section 2.16 and substantially in the form of Exhibit E, or such other form as shall be approved by the Calculation Agent, such approval not to be unreasonably withheld.

“Collateral Requirement” means, at any time, the requirement that all steps required under applicable Law, if any, or reasonably requested by any Applicable Lender or any Custodian to ensure that the Security Agreement creates a valid, first priority, perfected Lien (subject to no other Liens, other than Permitted Liens) in favor of such Applicable Lender on all the Collateral have been taken.

“Collateral Shares” means any Shares held in the Collateral Accounts.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make the Advances, as set forth in Schedule I hereto, subject to reduction pursuant to Section 2.01(a).

“Communication” has the meaning specified in Section 5.06.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

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“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreements” means those certain Account Control Agreements, in each case, dated as of the date hereof (or any later date on which any Person becomes an Applicable Lender), among Borrower, Custodian and an Applicable Lender, substantially in the form of Exhibit C.

“Cure Time” means, in respect of any Collateral Call Trigger Event in respect of which Administrative Agent or any Lender has delivered a Collateral Call Notice to Borrower, 5:00 p.m. on the second succeeding Scheduled Trading Day following the Scheduled Trading Day on which Borrower has received (in accordance with Section 9.02) the relevant Collateral Call Notice; provided that if any Collateral Call Notice is received on a day that is not a Scheduled Trading Day, or after the Collateral Call Notice Deadline on any Scheduled Trading Day, such Collateral Call Notice shall be deemed to have been received at the open of business on the immediately following Scheduled Trading Day after delivery of such Collateral Call Notice.

“Custodian” means each “Intermediary” (as defined in the Control Agreements) that is a party to a Control Agreement, or any successor appointed by Borrower with the consent of the relevant Applicable Lender.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(i) purchases by way of assignment or transfer any Commitment or Loan;

(ii) enters into any sub-participation in respect of any Commitment or Loan; or

(iii) enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of any Commitment or Loan.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Delisting” means that the Shares are no longer listed or admitted for trading on any Designated Exchange.

“Designated Exchange” means any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market, or, in each case, any successor thereto.

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“Disrupted Day” means any Scheduled Trading Day on which, due to any failure of the Exchange to open for trading during its regular trading session or the occurrence or existence of a Market Disruption Event or otherwise, Calculation Agent is unable to determine the Market Price by reference to the closing sale price on the Exchange; provided that no Disrupted Day will result from any failures experienced only by the Calculation Agent and not the Exchange in general and/or market participants generally with respect to the Shares.

“Disqualified Person” has the meaning specified in the definition of “Independent Director”.

“Dollars” and “$” mean the lawful money of the United States.

“DTC” means The Depositary Trust Company, a New York corporation, or its successor.

“Early Closure” means the closure on any Exchange Business Day of the Exchange prior to its scheduled closing time for such day unless such earlier closing time is announced by the Exchange at least one hour prior to the actual closing time for the regular trading session on the Exchange on such Exchange Business Day.

“Early Termination Fee” has the meaning specified in Section 2.06(c).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, whether economic or non-economic, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code. For the avoidance of doubt, when any provision of this Agreement relates to a past event or period of time, the term “ERISA Affiliate” includes any person who was, as to the time of such past event or period of time, an “ERISA Affiliate” within the meaning of the preceding sentence.

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“ERISA Plan” has the meaning specified in Section 3.20.

“Event of Default Notice” has the meaning specified in Section 7.01.

“Events of Default” has the meaning specified in Section 7.01.

“Exchange” means The New York Stock Exchange or its successor, or if not listed for trading on such exchange, the Designated Exchange which is the primary trading market for the Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Business Day” means any day on which the Exchange is open for trading during its regular trading session, notwithstanding the Exchange closing prior to its scheduled closing time.

“Exchange Disruption” means any event that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the Shares, on the Exchange on any Scheduled Trading Day as determined by Calculation Agent.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Lender or required to be withheld or deducted from a payment to any Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.10, amounts with respect to such Taxes were payable either to Lender’s assignor immediately before such Lender acquired the applicable interest in an Advance or Commitment or to Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.10(e) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Extended Fee Threshold” means the lesser of (x) $150,000,000 and (y) the Total Drawn Amount as of the close of business on December 31, 2019 plus any Advances (including any Advances in an amount equal to the Repayment Amount) from the Lenders to Borrower requested on or after January 1, 2020 and on or before January 31, 2020.

“Existing Transfer Restrictions” means (I) solely with respect to Shares (including, for the avoidance of doubt, Collateral Shares) in the hands of the Borrower and not with respect to any Shares in the hands of any Applicable Lender exercising its remedies under the Margin Loan Documentation, the Transfer Restrictions on such Shares expressly set forth in (i) the THL Voting Agreement or (ii) the Registration Rights Agreement and (II) legal restrictions on the

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Shares under the federal securities laws of the United States arising solely as a result of (x) being deemed “restricted securities” (within the meaning of Rule 144(a)(3)(i) under the Securities Act) due to the Shares being issued on or before April 30, 2018 in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof, with a “holding period” (within the meaning of Rule 144(d) under the Securities Act) in the hands of the Borrower and in the hands of any Applicable Lender exercising its remedies under the Margin Loan Documentation that commenced on such date or, solely with respect to the Collateral Shares in the hands of an Applicable Lender, the Original Closing Date or (y) Borrower’s status as an “affiliate” (within the meaning of Rule 144) of the Issuer (it being understood that this clause (y) does not constitute a representation as to such status).

“Extended Cure Sale” has the meaning specified in Section 2.08(c)(ii).

“Extended Cure Time” means, in respect of any Collateral Call Trigger Event in respect of which Administrative Agent or any Lender has delivered a Collateral Call Notice to Borrower, 5:00 p.m. on the fifth (5th) succeeding Scheduled Trading Day after the date of the Cure Time.

“Facility” means the credit facility contemplated by this Agreement.

“Facility Adjustment Event” means any of the following:

(i)            (a) any subdivision, consolidation or reclassification of Shares or any free distribution or dividend of Shares in respect of Shares, by way of bonus, capitalization or similar issue, (b) any dividend or distribution of cash, securities, rights, warrants, assets or property by Issuer to all or substantially all holders of its Shares (whether as a result of a spin-off or other similar transaction or otherwise), other than an Ordinary Cash Dividend; (c) a repurchase by Issuer or any Subsidiary thereof of Shares, whether the consideration is cash, securities or otherwise, (d) an event that results in any shareholder rights being distributed in respect of, or becoming separated from, Shares pursuant to a shareholder rights plan or similar transaction or arrangement, (e) a call by Issuer in respect of Shares that are not fully paid or (f) any other event with a dilutive or concentrative effect on the theoretical value of the Shares as determined by Calculation Agent taking into account as it deems applicable, the particular security, any distributions (or lack of, or change to, any distributions) thereon, the resale market for such security, any Transfer Restrictions relating to such security (whether in the hands of Borrower or in the hands of any Applicable Lender exercising its rights and remedies under the Margin Loan Documentation), any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such securities and such other factors as Calculation Agent deems relevant; provided that (i) any Ordinary Cash Dividend paid by Issuer entirely in Cash, or (ii) any broadly distributed primary or secondary offering of any Shares for cash so long as the size of such offering does not exceed 20% of the market capitalization of the Issuer at the time such offering is priced shall not constitute a Facility Adjustment Event; or

(ii)            the failure or inability by Borrower to provide any documentation pursuant to Section 2.10(h) or any transaction or event, or series of transactions or events

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(including, without limitation, a Change in Law), or the announcement of any transaction or event, if consummated, completed or effected, that would result, in the reasonable determination of any Lender, in the imposition of any withholding Tax with respect to the Collateral or on a prospective sale of Shares upon foreclosure;

(iii)           any event that would impose a Transfer Restriction (other than an existing Transfer Restriction) on any Collateral Shares;

(iv)          Borrower or any of its Affiliates or Issuer or any of its Affiliates enters into any Debt Purchase Transaction; or

(v)           the announcement by any Person of any transaction or event, or series of transactions or events, that, if consummated, completed or effected, could reasonably be expected to constitute or result in any Merger Event, Tender Offer, or Change of Control of Issuer or Borrower (other than an intercompany reorganization, as determined by Calculation Agent), Nationalization or Delisting or the imposition of any Transfer Restriction (other than Existing Transfer Restrictions) on the Collateral.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it (provided that such rate shall not be less than zero (0%)).

“Fee and Ratio Letter” means that certain amended and restated Fee and Ratio Letter, dated as of the Amendment Closing Date, delivered by Administrative Agent, Calculation Agent and each Amendment Lender to Borrower, and acknowledged and agreed to in writing by Borrower.

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

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“Free Float” means, the number of Shares equal to (i) the total number of Shares then issued and outstanding (as increased in accordance with the last sentence of Rule 13d-3(d)(1)(i) under the Exchange Act to the extent any “Controlling Shareholder” beneficially owns Shares to which such sentence applies) minus (ii) the total number of Shares “beneficially owned” within the meaning of Section 13(d) under the Exchange Act or otherwise held, without duplication, by (a) any officer or director of Issuer or (b) any “person” or “group” that “beneficially owns” (in each case, within the meaning of Section 13(d) of the Exchange Act) more than 10% of the total Shares issued and outstanding, as determined by Calculation Agent by reference to any publicly available information issued by Issuer, any publicly available filings with, or order, decree, notice or other release or publication of, any Governmental Authority and/or any other publicly available information Calculation Agent reasonably deems relevant. For purposes of clause (ii) above, any Long Position relating to Shares held by any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) shall be deemed to be “beneficial ownership” of the full number of Shares underlying such Long Position; provided that, for the avoidance of doubt, for purposes of clause (ii) above, Shares that are “beneficially owned” by more than one officer, director, “person” or “group” shall be included only once in determining the total number of Shares “beneficially owned” by all officers, directors, “persons” and “groups”.

“Free Float Percentage” means, as of any date of determination, the ratio, expressed as a percentage, the numerator of which is the Free Float and the denominator of which is the number of Shares issued and outstanding as of such date (as increased in accordance with the last sentence of Rule 13d-3(d)(1)(i) under the Exchange Act to the extent any “Controlling Shareholder” beneficially owns Shares to which such sentence applies).

“Funding Account” means the deposit account of Borrower to which Administrative Agent is authorized by Borrower in the relevant Borrowing Notice to transfer the proceeds of any Advance requested or authorized pursuant to this Agreement.

“Funding Allocation Percentage” means, in respect of each Lender, with respect to (x) the Repayment Amount, 100% in the case of Credit Suisse AG, Cayman Islands Branch and 0% in the case of each other Lender and (y) any other proposed borrowing pursuant to Section 2.01 or any prepayment pursuant to Section 2.08(a), a percentage of the relevant Requested Amount or Advances being repaid, as the case may be, that is equal to such Lender’s Base Allocation Percentage; provided, however, if such Lender’s Applicable Percentage is not equal to its Base Allocation Percentage, such Lender’s Funding Allocation Percentage shall be a percentage of the relevant Requested Amount or Advances being repaid, as the case may be, determined by the Calculation Agent, which would bring each Lender’s Applicable Percentage as close as possible to the applicable Base Allocation Percentage, immediately following and giving effect to such borrowing or prepayment.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising

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executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (v) as an applicant in respect of any letter of credit or letter of credit guaranty issued to support such Indebtedness or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means Cannae Holdings, Inc.

“Guarantor Financial Statements” means the financial statements of Guarantor delivered pursuant to Section 5.01.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent payment obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net payment or delivery obligations of such Person under any Swap Contract; (d) all payment obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than sixty (60) days after the date on which such trade account payable was created); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) capital leases and Synthetic Lease

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Obligations; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Debt in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Margin Loan Documentation and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 9.04(b).

“Independent Director” means an individual who has prior experience as an independent director, independent manager or independent member, who is provided by Puglisi & Associates, CT Corporation System, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Lord Securities Corporation (or another nationally-recognized company that is not an Affiliate of Borrower, Guarantor or Issuer and that provides independent managers and other corporate services in the ordinary course of its business), and, with respect to Borrower, which individual:

(i)            is not, has never been, and will not while serving as Independent Director be, a Related Party of Borrower, Guarantor or Issuer (a “Disqualified Person”) other than as an Independent Director;

(ii)            to the fullest extent permitted by law shall consider only the interests of Borrower, including its respective creditors, in acting or otherwise voting on Independent Director Matters; and

(iii)            is under no fiduciary duty to any Disqualified Person other than in its capacities as an independent director, independent manager, independent member, “springing member” or “special member” for such Disqualified Person, if applicable.

“Independent Director Matters” means those matters on which the relevant Independent Director must act, vote or otherwise participate in, as set forth in Borrower’s Organization Documents, as in effect on the date hereof.

“Information” has the meaning specified in Section 9.11.

“Initial LTV Level” has the meaning specified in the Fee and Ratio Letter.

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“Interest Payment Date” means the last Business Day of each calendar quarter and the Maturity Date.

“Interest Period” means, for any Advance, each period (a) commencing on, and including, the calendar day immediately following any Interest Payment Date or, in the case of the initial such period for such Advance, the date on which such Advance is made and (b) ending on, and including, the next succeeding Interest Payment Date.

“Interest Rate” means, with respect to any Interest Period, the applicable LIBOR plus the Spread; provided, however, if LIBOR cannot be determined for such Interest Period for whatever reason, “Interest Rate” means, with respect to each day in such Interest Period, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% plus the Spread. Any change in the Interest Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment Company Act” means the United States Investment Company Act of 1940.

“IRS” means the United States Internal Revenue Service.

“Issuer” means Ceridian HCM Holding Inc., a Delaware corporation.

“Issuer Agreement” means each Issuer Agreement, dated as of the date hereof (or any later date on which any Person becomes an Applicable Lender), executed by Issuer and a Lender, substantially in the form to be agreed to between the Lenders and the Issuer.

“Judgment Currency” has the meaning specified in Section 9.14.

“Law” means, with respect to any Person, collectively, all international, foreign, U.S. Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case that is applicable to such Person or such Person’s business or operation and whether or not having the force of law.

“Lender” has the meaning specified in the preamble hereto.

“Lender of Record” has the meaning set forth in the definition of “Required Lenders”.

“Lending Office” means the office of a Lender specified in Schedule I hereto, or such other office of such Lender as such Lender may from time to time specify in writing to Borrower.

“LIBOR” means, with respect to any LIBOR Advance for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Bloomberg Page “US0003M Index <GO>” (or, in the event such rate does not appear on a Bloomberg Page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion from time to time; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then LIBOR shall be the Interpolated Rate; provided further that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the foregoing, LIBOR shall not be less than zero (0%).

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any instrument or arrangement having substantially the same economic effect as any of the foregoing).

“Long Position” means, with respect to shares of any type, any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, in respect of such shares that is (i) a “call equivalent position” within the meaning of Rule 16a-1(b) of the Exchange Act, including any of the foregoing that would have been a “call equivalent position” but for the exclusion in Rule 16a-1(c)(6) of the Exchange Act, or (ii) otherwise constitutes an economic long position in respect of such shares in each case as determined by Calculation Agent by reference to any publicly available information issued by Issuer or the relevant holder of such position (or an Affiliate thereof or a member of a group therewith), any publicly available filings with, or order, decree, notice or other release or publication of, any Governmental Authority and/or any other publicly available information Calculation Agent reasonably deems relevant.

“LTV Level” means, at any time, the quotient (expressed as a percentage) of (i) the Net Obligations divided by (ii) the Aggregate Collateral Share Value, in each case, at such time.

“Maintenance LTV Level” has the meaning specified in the Fee and Ratio Letter.

“Mandatory Prepayment Event” means any of the following:

(i)            a Trading Suspension;

(ii)            at any time, the price per Share on the Exchange, plus, solely during the period beginning on the ex-dividend date for any Ordinary Cash Dividend thereon and ending on the date such Ordinary Cash Dividend is paid, the net Dollar value of such Ordinary Cash Dividend (after giving effect to any withholding, deduction or other reduction in the amount thereof, as applicable), is less than the Threshold Price;

(iii)          the occurrence of the consummation or completion of any Merger Event, or Change of Control of Issuer or Borrower including any Merger Event or Change of Control following a Tender Offer (other than an intercompany reorganization, as determined by Calculation Agent), Nationalization or Delisting, or delivery of notice by Borrower to Administrative Agent, of any transaction or event, or series of transactions or events, that, if consummated, completed or effected, could reasonably be expected to constitute or result in any of the foregoing;

(iv)          any Facility Adjustment Event or Potential Facility Adjustment Event occurs and Calculation Agent reasonably determines that no adjustment could be made to the terms of the Facility pursuant to Section 9.01 that would produce a commercially reasonable result;

(v)           at any time, the Free Float Percentage is less than the Threshold Percentage; or

(vi)          a Regulatory Event occurs.

“Margin Loan Documentation” means, collectively, the Original Loan Agreement, this Agreement, the Original Fee and Ratio Letter, the Fee and Ratio Letter, the Security Agreement, each Control Agreement, each Issuer Agreement, any Borrowing Notice and each agreement or instrument delivered pursuant to the foregoing (including, without limitation, Section 5.08).

“Margin Regulation” means Regulation U or X, as applicable.

“Market Disruption Event” means an Early Closure, an Exchange Disruption, or a Trading Disruption, or any failure of the Exchange to open on any Scheduled Trading Day.

“Market Price” means, at any time, (i) if the relevant determination is being made after the scheduled close of trading on the Exchange on any Scheduled Trading Day, the closing price per Share on the Exchange on such Scheduled Trading Day, and (ii) otherwise, the closing price per Share on the Exchange on the immediately preceding Scheduled Trading Day, as reported on Bloomberg Page “CDAY” (or, any successor or replacement reporting entity or page selected by Calculation Agent); provided that with respect to any Scheduled Trading Day that is a partial Disrupted Day due to an intra-day Trading Disruption or Exchange Disruption  relating to the

Shares, the “Market Price” shall be the last price at which transactions in the Shares were effected on the Exchange.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities and financial operations, or condition, financial or otherwise, of the Borrower, (b) the ability of the Borrower to perform any of its obligations under the Margin Loan Documentation, or (c) the Collateral, or an Applicable Lender’s Liens on the Collateral or the priority of such Liens.

“Material Indebtedness” means all Indebtedness in excess of the Threshold Amount.

“Material Nonpublic Information” means information (i) that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD and (ii) to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold Shares of Issuer.

“Maturity Date” means the Scheduled Maturity Date or any earlier date on which the Advances become due and payable.

“Maximum Rate” has the meaning specified in Section 9.16.

“Merger Event” means any transaction or event, or series of related transaction(s) and/or event(s), that is, or results in, or would, if consummated, result in, (i) a reclassification or change of the Shares that results in a transfer of or an irrevocable commitment to transfer all of the Shares outstanding to another Person or (ii) (A) a consolidation, amalgamation, merger or binding share exchange of Issuer with or into, or a sale or other disposition of all or substantially all of Issuer’s consolidated assets to, another Person (other than a consolidation, amalgamation, merger or binding share exchange in which Issuer is the continuing Person and the Shares are not exchanged for, or converted into, any other securities or property), or (B) any acquisition or similar transaction (including pursuant to a consolidation, amalgamation, merger or binding share exchange) by Issuer or any Subsidiary thereof, excluding (a) any transaction between Issuer and any of its wholly-owned Subsidiaries or among any such wholly-owned Subsidiaries and (b) any transaction for which (x) Issuer or the relevant Subsidiary is the continuing Person and the Shares are not exchanged for, or converted into, any other securities or property, and (y) the enterprise value of the Person or Persons being acquired (or, in the case of an acquisition of assets, the fair market value thereof) is less than 50% of the enterprise value of Issuer, in each case, as of the date on which the transaction is announced and as reasonably determined by Calculation Agent.

“Nationalization” means any Governmental Authority shall have condemned, nationalized, seized, or otherwise expropriated all or any substantial part of the property, shares of capital stock or equity or other assets of Issuer.

“Net Obligations” means, at any time, (i) the Total Accrued Loan Amount less (ii) the sum of (a) the face amount of Cash constituting Acceptable Collateral and (b) 99% of the aggregate Value of Cash Equivalents constituting Acceptable Collateral, in each case, at such time.

“Net PIK Amount” means, initially zero (0) Dollars, (i) as increased, from time to time, by the aggregate amount of any interest paid in kind pursuant to the first sentence of Section 2.05(a), and (ii) as reduced from time to time, but not below zero (0) Dollars, by the aggregate amount of any prepayment of principal pursuant to Section 2.08(a).

“Notice Deadline” has the meaning specified in Section 2.08(c).

“Obligations” means all Advances to, and all debts, liabilities, obligations, covenants, indemnifications, and duties of, Borrower arising under any Margin Loan Documentation or otherwise with respect to the Advances, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower of any proceeding under any Debtor Relief Laws naming Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Ordinary Cash Dividends” means, with respect to any calendar period, quarterly, annual or periodic cash dividends announced by Issuer as the regular periodic cash dividend for such period.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the limited liability company agreement or operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Closing Date” means November 7, 2018.

“Original Fee and Ratio Letter” means that certain Fee and Ratio Letter, dated as of the Original Closing Date, delivered by Administrative Agent, Calculation Agent and each Original Lender to Borrower and Guarantor, and acknowledged and agreed to in writing by Borrower and Guarantor.

“Original Lender” means any Lender who was a party to the Original Loan Agreement as of the Original Closing Date.

“Original Loan Agreement” has the meaning specified in the preamble hereto.

“Original Upfront Fee” has the meaning specified in Section 2.06(a).

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between any Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Margin Loan Documentation, or sold or assigned an interest in any Advance or Margin Loan Documentation).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Margin Loan Documentation, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Patriot Act” has the meaning specified in Section 9.15.

“Participant” has the meaning specified in Section 9.07(b).

“Participant Register” has the meaning specified in Section 9.07(c).

“Pension Plan” means any Employee Benefit Plan that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, Borrower or any of its ERISA Affiliates.

“Permitted Collateral Share Sale” has the meaning specified in Section 2.08(d)(ii).

“Permitted Liens” means (a) Liens imposed by Law for Taxes that are not yet due; provided that no Collateral would be reasonably expected to become subject to forfeiture or loss as a result of such Lien, (b) Liens granted to any Applicable Lender or Custodian pursuant to the Margin Loan Documentation, (c) Liens permitted under the applicable Control Agreement arising under the Custodian’s standard terms and conditions in connection with the account opening process solely with respect to the Collateral Accounts, (d) Liens routinely imposed on all securities by the facilities of DTC or the Exchange and (e) any Lien deemed to result solely from the imposition of a Permitted Transfer Restriction of the type described in clause (c) of the definition thereof.

“Permitted Transactions” means, so long as no Default, Event of Default, or Mandatory Prepayment Event has occurred and is continuing:

(a)            any Permitted Collateral Share Sale;

(b)            the issuance of Indebtedness exchangeable into or with a payout referencing the Shares; provided that the aggregate number of Shares issuable upon any exchange of and/or otherwise underlying any such Indebtedness shall at all times be less than or equal to the number of Shares owned by the Borrower and its Affiliates that do not constitute Collateral Shares and any related capped call option (or substantively equivalent derivative transaction) relating to the Shares purchased in connection with the issuance of such Indebtedness; provided further that the purchase price for such capped call transaction does not exceed the net proceeds received by the issuer of such Indebtedness from the issuance of such Indebtedness;

(c)           any “collar”, “funded collar”, “variable prepaid forward” or similar transaction; provided that (x) any sales of Shares to establish any “hedge position” with respect to such transaction complies with the requirements of clause (d) below and (y) to the extent such transaction relates to Collateral Shares, such Collateral Shares are released from the Collateral Accounts in compliance with the requirements of Section 2.08(d)(ii)(C);

(d)           a sale of Shares that do not constitute Collateral Shares for Cash by an Affiliate of Borrower at fair market value and on an arm’s length basis, as long as (x) the LTV Level immediately prior to such sale is less than, or equal to, the Maintenance LTV Level or (y) a sufficient number of Collateral Shares are sold concurrently, consistent with the requirements for a Permitted Collateral Share Sale, such that the LTV Level immediately following such sale and the receipt of the proceeds into the Collateral Accounts is less than or equal to the Maintenance LTV Level; and

(e)           agreements to (x) “lock-up” Shares that do not constitute Collateral Shares or (y) vote, tender or otherwise deliver Shares (including, for the avoidance of doubt, in connection with an agreement entered into by the Borrower or any Affiliate in it capacity as a shareholder of the Issuer in connection with a Tender Offer, a transaction which, when consummated, will constitute a Merger Event, Change of Control or a sale permitted by immediately preceding clause (d), in connection with which a Mandatory Prepayment Event will occur upon consummation of the sale or transfer contemplated by such agreement), to the extent such agreement does not (1) breach Sections 6.02 or 6.12 or (2) impose Transfer Restrictions on any Collateral Shares other than Permitted Transfer Restrictions; provided that to the extent such agreement relates to a transaction involving the release of any Collateral Shares from the Collateral Accounts, the requirements of Section 2.08(d)(ii)(B) are complied with.

“Permitted Transfer Restrictions” means (a) the Existing Transfer Restrictions, (b) any Transfer Restrictions expressly set forth in Section 2 of the Issuer Agreements or (c) any other Transfer Restriction on the Collateral Shares that expressly acknowledges and permits the pledge of the Collateral Shares and the Lender’s rights and remedies under the Margin Loan Documentation, including the foreclosure over any Collateral Shares, a copy of which (or the relevant portion thereof) has been provided to each Lender prior to its effectiveness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan Asset Regulation” means Department of Labor Regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Potential Facility Adjustment Event” means the announcement by any Person of any transaction or event that, if consummated, completed or effected, would constitute a Facility Adjustment Event, or of any material change therein or the termination or abandonment thereof, all as reasonably determined by Calculation Agent.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Administrative Agent as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Prohibited Transaction” has the meaning specified in Section 6.11.

“Pro Rata Basis” means (i) for purposes of determining the allocation of Collateral of any type among the Collateral Accounts controlled by the Applicable Lenders, in proportion to each Applicable Lender’s Applicable Percentage (in each case, taken together with the Applicable Percentages of all Agented Lenders with respect to such Applicable Lender), (ii) for purposes of determining the allocation of interest payments among Lenders, in proportion to the interest that has accrued and remains unpaid on each Lender’s Advances and (iii) for all other purposes, in proportion to each Lender’s Applicable Percentage, subject, in each case, to rounding to the nearest Share, $ 0.01 or item or unit of other securities or property, as applicable.

“Purchaser Representations” means the following representations, warranties and agreements made by an assignee or participant, as applicable: (i) a representation and warranty that such assignee or participant is a QIB, a QP and an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act and is entering into such assignment or participation as principal and not for the benefit of any third party, (ii) a representation that such assignee or participant is not Borrower or Issuer or an Affiliate of Borrower or Issuer, (iii) an acknowledgment that such assignee or participant fully understands any restrictions on transfers, sales and other dispositions in the Margin Loan Documentation or relating to any Collateral consisting of the Shares, (iv) an acknowledgment that such assignee or participant is able to bear the economic risk of its investment in the participation and is currently able to afford a complete loss of such investment, (v) a covenant that such assignee or participant will only assign its Loans or sell its participation or participations therein pursuant to documentation including such Purchaser Representations, (vi) an acknowledgment by such assignee or participant that the Collateral Shares forming part of the Collateral cannot be sold by Borrower without registration under, or in a transaction exempt from the registration requirements under, the Securities Act, (vii) an acknowledgment that such assignee or participant is not entering into such assignment or participation on the basis of any Material Nonpublic Information with respect to Borrower, the relevant Issuer, their Subsidiaries or their securities, and, if applicable, it has implemented reasonable policies and procedures, taking into consideration the nature of its business, to ensure that individuals making investment decisions would not violate the laws prohibiting trading on the basis of Material Nonpublic Information (it being understood that such assignee or participant may have Material Nonpublic Information on the private side of its information wall, sometimes referred to as a “Chinese Wall,” at the time of such assignment or participation); provided that, for the avoidance of doubt, Material Nonpublic Information concerning Borrower, Issuer, their

Subsidiaries or their securities shall not include any information made available to both the assignee and the assignor or both the participant and the seller of a participation interest, as the case may be and (viii) an acknowledgment that it has made an independent decision to purchase its Loans or participation based on information available to it, which it has determined adequate for the purpose.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“QP” means a “qualified purchaser” within the meaning of Section 2(a)(51) of the Investment Company Act.

“Register” has the meaning specified in Section 9.07(a).

“Registration Rights Agreement” means the Registration Rights Agreement entered into as of April 30, 2018, by and among the Issuer, the Person listed as THL Party on the signature pages therein, Cannae Holdings, LLC, a Delaware limited liability company, and the other Person listed as an Other Stockholder on the signature pages thereto.

“Regulation U” means Regulation U issued by the FRB.

“Regulation X” means Regulation X issued by the FRB.

“Regulatory Event” means any investigation made by any Governmental Authority for violation or breach of Law by the Borrower that, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Released Shares” has the meaning set forth in Section 2.08(d).

“Relevant Agreement” has the meaning specified in Section 9.21(a).

“Relevant Interests” has the meaning specified in Section 9.21(a).

“Repayment Amount” means $75,000,000 of Advances, prepaid on the Amendment Closing Date.

“Requested Amount” has the meaning set forth in Section 9.07(b).

“Required Lenders” means, at any time, Lenders with Applicable Percentages that in the aggregate exceed 33%, subject to Section 9.07(b); provided that for the purposes of calculating “Required Lenders”, (a) if a Lender (the “Assigning Lender”) has assigned any portion of its Advances to an Affiliate, such Affiliate shall vote its Advances (or related exposure thereto) in the same way as such Assigning Lender and the aggregate amount of all Advances held by any

Lender (or related exposure thereto) shall be voted in the same way and (b) with respect to a Lender that has entered into a participation or derivative hedging transaction which is permitted under Section 9.07(b) or Section 9.07(e), respectively, or any Lender hereunder (each, a “Lender of Record”), such Lender of Record shall only be entitled to vote its entire Applicable Percentage in one way and no split voting shall be permitted.

“Responsible Officer” means any manager or member of Borrower.

“Restricted Payment” means, with respect to any Person, (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in such Person, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in such Person or (iii) any option, warrant or other right to acquire any such Equity Interests in such Person.

“Rule 144” means Rule 144 under the Securities Act.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of territorial Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or any Person directly or indirectly 50 percent (50%) or more owned by any such Person, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Governmental Authority of any Sanctioned Country or any entity owned or controlled by any such Governmental Authority.

“Scheduled Maturity Date” means the 36-month anniversary of the Amendment Closing Date.

“Scheduled Trading Day” means any day on which the Exchange is scheduled to be open for trading for its regular trading session or, in the event that the Shares are not listed, traded or quoted on any Designated Exchange, any Business Day.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, among the Borrower, as grantor, Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders, and each Lender from time to time party thereto or party to a joinder agreement thereto, as collateral agent for the benefit of itself, the Agents, the Agented Lenders and each other Applicable Lender, in the form of Exhibit B.

“Set-off Party” has the meaning specified in Section 9.13.

“Shares” means the shares of common stock, par value $0.01 per share, of Issuer.

“Sponsor Entities” means each of Guarantor, the THL Entities, or any successor thereto.

“Spread” has the meaning specified in the Fee and Ratio Letter.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which the majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, except that, in any event, neither the Issuer nor any of the Issuer’s subsidiaries shall be considered Subsidiaries of the Guarantor or any of the Guarantor’s Subsidiaries, including the Borrower.

“Swap Contract” means (a) any and all rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender or any Affiliate of any Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” means a takeover offer, tender offer, exchange offer, solicitation, proposal or other event (i) by any Person or “group” (within the meaning of Rule 13d-5 under the Exchange Act), excluding the Sponsor Entities, that results in such Person or “group” purchasing, or otherwise acquiring or having the right to acquire, by conversion or other means, greater than 15% of the Free Float or (ii) by any Sponsor Entity that results in any reduction of Free Float, in each case, as determined by Calculation Agent, based upon the making of filings with governmental or self-regulatory agencies or such other information as Calculation Agent deems relevant.

“THL Entities” means Thomas H. Lee Equity Fund VI, L.P., a Delaware limited partnership, Thomas H. Lee Parallel Fund VI, L.P., a Delaware limited partnership, Thomas H. Lee Parallel (DT) Fund VI, L.P., a Delaware limited partnership, Great-West Investors, L.P., a Delaware limited partnership, Putnam Investments Employees’ Securities Company III, LLC, a Delaware limited liability company, THL Coinvestment Partners, L.P., a Delaware limited partnership, THL Operating Partners, L.P., a Delaware limited partnership, THL Equity Fund VI Investors (Ceridian), L.P., a Delaware limited partnership, THL Equity Fund VI Investors (Ceridian) II, L.P., a Delaware limited partnership, THL Equity Fund VI Investors (Ceridian) III, LLC, a Delaware limited liability company, THL Equity Fund VI Investors (Ceridian) IV, LLC, a Delaware limited liability company, THL Equity Fund VI Investors (Ceridian) V, LLC, a Delaware limited liability company, and any Affiliate thereof.

“THL Voting Agreement” means that certain Voting Agreement, dated as of April 30, 2018, entered into by and among Guarantor, the THL Entities and the Issuer.

“Threshold Amount” has the meaning specified in the Fee and Ratio Letter.

“Threshold Percentage” has the meaning specified in the Fee and Ratio Letter.

“Threshold Price” has the meaning specified in the Fee and Ratio Letter.

“Total Accrued Loan Amount” means, at any time, the aggregate outstanding principal amount of all Advances (including, for the avoidance of doubt, the Net PIK Amount), the accrued and unpaid fees, including the applicable Amendment Upfront Fee, Undrawn Fee, Early Termination Fee, and all reimbursable expenses and other Obligations, in each case, together with accrued and unpaid interest thereon.

“Total Drawn Amount” means, at any time, the aggregate principal amount of Advances outstanding at such time.

“Trading Disruption” means any suspension of or limitation imposed on trading by the Exchange on any Exchange Business Day (whether by reason of movements in price exceeding limits permitted by the Exchange or otherwise) relating to the Shares.

“Trading Suspension” means the occurrence of (i) two (2) or more consecutive Disrupted Days, if such Disrupted Days occur due to a Trading Disruption or Exchange Disruption relating to the Shares or (ii) otherwise, five (5) or more consecutive Disrupted Days.

“Transactions” means the execution, delivery and performance by the Borrower and the Guarantor of the Margin Loan Documentation to which they are a party and transactions contemplated hereunder (including any sales of Shares pursuant to Section 2.08(d) or under any other Margin Loan Documentation, the grant of the security interest contemplated hereby or thereby, the borrowing of the Advances and the use of the proceeds thereof.

“Transfer Restrictions” means, with respect to any item of Collateral, any condition to or restriction on the ability of the owner or pledgee thereof to pledge, sell, assign or otherwise transfer such item of Collateral or enforce the provisions thereof or of any document related thereto whether set forth in such item of Collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement for such item of Collateral be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such item of Collateral, (iii) any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such item of Collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such item of Collateral and (iv) any registration or qualification requirement or prospectus delivery requirement for such item of Collateral pursuant to any federal, state, local or foreign securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act, as a result of such item of Collateral being a “restricted security” or Borrower being an “affiliate” of the issuer of such item of Collateral, as such terms are defined in Rule 144); provided, however, that solely with respect to Shares in the hands of Borrower and not with respect to any Shares in the hands of any Applicable Lender, the required delivery of a customary assignment, instruction or entitlement order from Borrower, together with any evidence of the corporate or other authority of Borrower, shall not constitute a “Transfer Restriction”.

“Undrawn Amount” means, at any time, the excess, if any, of the aggregate Commitments over the Total Drawn Amount at such time.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.10(e)(ii)(B)(3).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Undrawn Fee” has the meaning specified in Section 2.06(b).

“Undrawn Fee Percentage” has the meaning specified in the Fee and Ratio Letter.

“United States” and “U.S.” mean the United States of America.

“Value”, on any date of determination, means with respect to any Shares or Cash Equivalents, the net proceeds that a Lender would receive upon sale of such asset, as determined in good faith by Calculation Agent.

Section 1.02          Times Of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.03          Terms Generally.

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the provisions hereof relating to assignment), (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) the words “as of the date hereof” shall be construed to refer to the Original Closing Date or December 18, 2019, as the context requires. In the computation of periods of time from a specified date to a later specified date, unless expressly specified otherwise, the word “from” means “from and including” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(b)            Section headings herein and in the other Margin Loan Documentation are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Margin Loan Documentation.

(c)            Determinations, consents, approvals or any other actions or non-actions taken by or determined by any Lender or Agent, shall be made in good faith and, unless otherwise stated herein, its sole discretion.

Section 1.04      Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent notifies Borrower that Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Article 2
Amounts And Terms Of The Advances

Section 2.01      The Advances.

(a)            The parties to this Agreement acknowledge that as of the Amendment Closing Date, the Total Drawn Amount is equal to $75,000,000 (after giving effect to the prepayment of the Repayment Amount). Subject to the terms and conditions set forth herein, each Lender agrees to make one or more loans in Dollars to Borrower (each, an “Advance”) during the Availability Period, each in an amount equal to the Requested Amount for such Advance multiplied by such Lender’s Funding Allocation Percentage (up to an aggregate amount equal to the amount of such Lender’s Commitment as set forth on Schedule I hereto), by making immediately available funds available to Administrative Agent on the date of such Advance. After Administrative Agent’s receipt of such funds on the date of such advance, and upon fulfillment of the conditions set forth in Article 4, Administrative Agent shall make such funds as it has received available to Borrower by depositing such funds into the Funding Account; provided that Administrative Agent shall, at Borrower’s request, net any Advance due to Borrower against any amount payable hereunder in accordance with each Lender’s respective Funding Allocation Percentage. Borrower may, at any time, terminate all or any part of the Commitments by notifying Administrative Agent in writing and making any payments required under Section 2.04.

(b)            Other than the Repayment Amount, any Advance, or a portion thereof, once repaid or prepaid may not be reborrowed.

Section 2.02      Requests For Advances.

(a)           (i)To request an Advance, Borrower shall notify Administrative Agent and each Lender of such request no later than 11:00 a.m. on the second (2nd) Business Day prior to the date of such proposed Advance.

(ii)            Notice of a request for an Advance (a “Borrowing Notice”) shall be in writing in substantially the form of Exhibit A, specifying therein: (x) the proposed date of such Advance, which shall be a Business Day, (y) the aggregate amount of such Advance, which shall be an amount not less than the lesser of $50,000,000 and the Commitment, (the “Requested Amount”), and (z) the Funding Account. If a Borrowing Notice is not given by the time referred to in Section 2.02(a)(i) above, it shall be deemed to have been given on the next succeeding Business Day.

(b)            Each Borrowing Notice shall be irrevocable and binding on Borrower.

(c)            Any delivery of a Borrowing Notice shall be deemed to be a repetition of the representations and warranties set forth in Article 3.

Section 2.03      Termination Of Agreement. If the Amendment Closing Date has not occurred on or prior to the date that is two Business Days following the date hereof, this Agreement shall automatically terminate and be of no further force and effect and the amendments set forth herein shall be disregarded. For the avoidance of doubt, the Original Agreement shall continue in full force and effect even if the Amendment Closing Date has not occurred in accordance with the foregoing sentence. Unless previously terminated, the Commitments shall terminate on the last day of the Availability Period.

Section 2.04      Repayment Of Advances.

Borrower hereby unconditionally promises to pay to Administrative Agent (or to an account designated by Administrative Agent) the Total Accrued Loan Amount on the Maturity Date or any earlier date on which the Total Accrued Loan Amount becomes due and payable pursuant to the terms hereof. Administrative Agent shall promptly notify each Lender of the amount of such Lender’s Applicable Percentage of such repayment. After Administrative Agent’s receipt of the entire amount of the repayment, Administrative Agent shall transfer the repayment to each Lender, in accordance with such Lender’s Applicable Percentage.

Section 2.05      Interest.

(a)            Ordinary Interest. Subject to Section 2.05(b), on each Interest Payment Date, interest on the unpaid principal amount of any Advance, from the date of such Advance until such principal amount shall be paid in full, at a rate per annum equal to the Interest Rate, will be added, as of each Interest Payment Date, to the outstanding principal amount of the Advances on a Pro Rata Basis; provided that if (x) Borrower elects, by written notice to Administrative Agent at least five (5) Business Days’ prior to any Interest Payment Date to pay all or any portion of the interest payable on such Interest Payment Date in cash or (y) as a result of paying such interest in kind, the Net PIK Amount would exceed the product of the Total Drawn Amount (exclusive of the Net PIK Amount) multiplied by eighteen (18) percent, such interest or the relevant portion thereof will be payable in cash, in arrears, on the relevant Interest Payment Date; provided further that (i) interest accrued pursuant to Section 2.05(b) shall be payable in cash within one (1) Business Day of demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. The total amount of interest due on each such day shall be computed by Administrative Agent on the immediately preceding Business Day. The Interest Rate shall be computed by Administrative Agent based on a year of 360 days and actual days elapsed in the Interest Period for which interest is payable.

(b)            Default Interest. Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, Administrative Agent may, or upon the request by the Required Lenders, shall, by notice to Borrower, declare that (i) all Advances shall bear interest at 2% plus the Interest Rate or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the Interest Rate.

(c)            Alternate Rate of Interest. If prior to the commencement of any Interest Period the Administrative Agent determines (which determination shall be conclusive absent manifest error) that:

(i)            adequate and reasonable means do not exist for ascertaining LIBOR (including, without limitation, because LIBOR is not available or published on a current basis) for such Interest Period and such circumstances are unlikely to be temporary; or

(ii)            the circumstances set forth in clause (c)(i) have not arisen but the supervisor for the administrator of LIBOR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans;

then Administrative Agent may deliver a notice to Borrower and all Lenders of such determination. Upon receipt of such notice, Borrower and Administrative Agent shall endeavor to establish an alternate rate of interest for LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United

States at such time, and shall propose amendments to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Administrative Agent shall deliver a notice to all Lenders with a copy of the proposed alternate rate of interest and amendments to this Agreement. Notwithstanding anything to the contrary in Section 9.01, such amendments shall become effective without any further action or consent of any other party to this Agreement so long as Administrative Agent shall not have received, within five (5) Business Days of the date notice of such proposed alternate rate of interest and amendments is provided to Lenders, a written notice from Required Lenders stating that such Required Lenders object to such amendment; provided that if such alternate rate of interest is less than zero on any day in any Interest Period, such rate shall be deemed to be zero for such day.

Section 2.06      Fees.

(a)            Upfront Fee. Borrower paid an upfront fee to each Original Lender on the Original Closing Date (the “Original Upfront Fee”). The Original Upfront Fee was fully earned when paid and shall not be refundable for any reason. On the Amendment Closing Date, Borrower shall pay an upfront fee (the “Amendment Upfront Fee”) to each Amendment Lender in an amount equal to the Amendment Upfront Fee Percentage multiplied by the sum of such Amendment Lender’s Advances and unfunded Commitments as of the Amendment Closing Date; it being understood, for the avoidance of doubt, that the aggregate of the Amendment Upfront Fee due to all of the Lenders shall equal the Amendment Upfront Fee Percentage multiplied by $300,000,000. The Amendment Upfront Fee shall be fully earned when paid and shall be non-refundable for any reason whatsoever. For the avoidance of doubt, no Amendment Upfront Fee shall be payable by Borrower or any Amendment Lender to any Lender that is not an Amendment Lender.

(b)            Undrawn Fee. Borrower shall pay each Lender an undrawn fee (the “Undrawn Fee”), which shall accrue on a daily basis on such Lender’s outstanding Commitment from the Original Closing Date through the last date of the Availability Period at a rate equal to the Undrawn Fee Percentage (regardless of whether the conditions set forth in Article 4 are met on any such day), calculated on the basis of the actual days elapsed and a year of 360 days, and shall be payable quarterly in arrears on each Interest Payment Date in Cash.

(c)            Early Termination Fee. If any Advance is prepaid or repaid in whole or in part by Borrower prior to the Scheduled Maturity Date, Borrower shall pay to the Lenders, in proportion to each Lender’s Funding Allocation Percentage (in the case of a prepayment pursuant to 2.08(a)) or Applicable Percentage (in the case of any other prepayment or repayment) in respect of such prepayment or repayment, on the date of such prepayment, an early termination fee (the “Early Termination Fee”) in an aggregate amount equal to the product of (i) the principal amount of Advances being so prepaid, (ii) 50% of the Spread and (iii) a fraction, the numerator of which is the number of days remaining from the date of such prepayment until (x) to the extent the aggregate amount of all Advances prepaid or repaid hereunder, excluding the Repayment Amount but including the aggregate amount of such Advances being so repaid or prepaid is less than or equal to the Extended Fee Threshold, May 9, 2020 and/or (y) to the extent the aggregate amount of all Advances prepaid or repaid hereunder, excluding the Repayment

Amount but including the aggregate amount of such Advances being so repaid or prepaid exceeds the Extended Fee Threshold, the 12-month anniversary of the Amendment Closing Date, as applicable (it being understood that clauses (x) and (y) may apply to separate portions of the same prepayment or repayment by first, applying clause (x) to the portion of the principal amount of the Advances prepaid or repaid at the same time which, together with the aggregate principal amount of all Advances prepaid or repaid prior to such time (other than the Repayment Amount), are less than or equal to the Extended Fee Threshold and second, applying clause (y) to the portion of the principal amount of the Advances prepaid or repaid at the same time which, together with the aggregate principal amount of all Advances prepaid or repaid prior to such time (other than the Repayment Amount), exceeds the Extended Fee Threshold, in each case, to the extent applicable), and the denominator of which is 360; provided that (A) no such Early Termination Fee will be payable in respect of (1) the prepayment or repayment of the Net PIK Amount, (2) the prepayment or repayment of the Loan following a Collateral Call Notice or an Event of Default, (3) as a result of a Mandatory Prepayment Event or (4) any Advances prepaid or repaid on or after May 9, 2020, unless the aggregate amount of all Advances prepaid or repaid hereunder, excluding the Repayment Amount but including the aggregate amount of such Advances being so repaid or prepaid, exceeds the Extended Fee Threshold and (B) the Early Termination Fee in respect of the prepayment of the Repayment Amount shall be payable on February 3, 2020, provided further that if Borrower requests one or more Advances on or prior to January 31, 2020, for purposes of calculating the Early Termination Fee, the amount prepaid in respect of the Repayment Amount shall be deemed reduced (but not below zero) by the aggregate amount of such Advances.

Section 2.07      Interest Rate Determinations. Administrative Agent shall give notice to Borrower of the applicable interest rates for the purposes of Section 2.05.

Section 2.08      Prepayments Of Advances; Collateral Call Trigger Events; Withdrawal Of Collateral.

(a)            Borrower may prepay the outstanding Advances, in whole or in part, in an amount equal to the sum of (i) the principal amount of the Advances being prepaid, (ii) accrued interest to the date of such prepayment on the amount prepaid and (iii) the Early Termination Fee (if applicable) pursuant to Section 2.06(b), upon irrevocable notice thereof. Such notice shall be given to Administrative Agent by Borrower not later than 11:00 a.m. on the date five (5) Business Days prior to the date of any such prepayment; provided, however, that each partial prepayment of the Advances shall be in an aggregate principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof, or, if less, the Total Accrued Loan Amount, to each Lender in accordance with its Funding Allocation Percentage for such prepayment.

(b)            Borrower shall prepay all obligations in an aggregate amount equal to the Total Accrued Loan Amount on the Maturity Date or, if earlier, the second (2nd) Business Day immediately following notice by Administrative Agent of the occurrence of a Mandatory Prepayment Event.

(c)            If a Collateral Call Trigger Event occurs, Calculation Agent shall promptly notify Administrative Agent and Administrative Agent shall notify Borrower and each Lender and

Agent of the occurrence of such Collateral Call Trigger Event (such notice, a “Collateral Call Notice”); provided that, if a Collateral Call Trigger Event has occurred and is continuing and Administrative Agent has not delivered the Collateral Call Notice to Borrower by 7:00 p.m. on any Scheduled Trading Day, any Lender may deliver such Collateral Call Notice to Borrower, each other Lender and each Agent on such Scheduled Trading Day. If Administrative Agent or any Lender delivers a Collateral Call Notice to Borrower, Borrower shall, prior to the Cure Time, either:

(i)            (x) voluntarily prepay the Total Accrued Loan Amount and/or (y) deposit Cash and/or Cash Equivalents constituting Acceptable Collateral into the Collateral Accounts on a Pro Rata Basis (taking into account any such prepayment), collectively in such amount necessary, after giving effect to such prepayment and/or deposit, to cause the LTV Level (determined based on the Aggregate Collateral Share Value as of the date the Collateral Call Trigger Event occurred) to be less than the Maintenance LTV Level; or

(ii)            deliver to Administrative Agent a written plan, which all Lenders have consented to, providing for a sale (an “Extended Cure Sale”) of Shares in a Permitted Transaction, the proceeds of which shall be (A) sufficient after giving effect to the deposit of such proceeds into the Collateral Accounts on a Pro Rata Basis (taking into account any related prepayment) and, if applicable, used to partially prepay the outstanding Advances, to cause the LTV Level (determined based on the Market Price as of the date of such plan or, if applicable, the reasonably expected proceeds based on the sales price specified therein and as of the Extended Cure Time and after giving effect to any release of any Collateral Shares being sold in respect of such Extended Cure Sale) to be less than the Maintenance LTV Level and (B) deposited into the Collateral Accounts and, if applicable, applied to partially prepay the outstanding Advances prior to the Extended Cure Time; for the avoidance of doubt, and without limitation of any Lender’s rights, any Lender will have the right to withhold its consent to any such plan if any of the following conditions are not satisfied:

(A)            if such plan contemplates the Extended Cure Sale being a registered sale, the Issuer has filed a registration statement under the Securities Act in respect of all such Shares, and such registration statement has been declared effective by the Securities and Exchange Commission and is not subject to a stop order or otherwise suspended;

(B)            if such plan contemplates the Extended Cure Sale being conducted pursuant to Rule 144, such plan contains evidence satisfactory to such Lender that such Extended Cure Sale will be conducted in compliance with the provisions of Rule 144; and

(C)            such plan contains evidence satisfactory to such Lender that (x) the Extended Cure Sale will occur at a time at which the Issuer is not in a “blackout period” with respect to the trading of its securities, (y) such Extended Cure Sale does not otherwise violate any corporate or trading policy of the Issuer and (z) the sale otherwise complies with applicable Law and Transfer Restrictions.

Not later than 1:00 p.m. on the next Scheduled Trading Day following delivery of a Collateral Call Notice (the “Notice Deadline”), Borrower shall (x) deliver a notice to Administrative Agent (which notice may be given by email) acknowledging Borrower’s receipt of such Collateral Call Notice, confirming that Borrower will cure any Collateral Call Trigger Event prior to the Cure Time and notifying Administrative Agent of the manner in which Borrower intends to cure any Collateral Call Trigger Event (including, whether any Cash deposited in the Collateral Accounts shall remain in the Collateral Accounts as Collateral or shall be applied to prepay the Advances), (y) if the Collateral Call Trigger Event is to be cured pursuant to clause (i) above, deliver to Administrative Agent prior to the Notice Deadline a copy of an irrevocable instruction to Borrower’s bank to transfer immediately available funds from Borrower’s account with such bank to the Collateral Accounts in an amount that is sufficient to cure such Collateral Call Trigger Event prior to the Cure Time and (z) if the Collateral Call Trigger Event is to be cured pursuant to clause (ii) above, cause the proceeds of the Extended Cure Sale (and additional Cash if necessary) to be deposited into the Collateral Accounts and/or applied to partially prepay the outstanding Advances prior to the relevant Extended Cure Time in such amount necessary, after giving effect to such deposit and, if applicable, prepayment, to cause the LTV Level (determined based on the Market Price as of the Extended Cure Time) to be less than the Maintenance LTV Level.

(d)            Borrower shall not withdraw any Collateral from the Collateral Accounts, except that Borrower shall be permitted to request the release of Collateral from the Collateral Accounts on a Pro Rata Basis, upon written notice thereof delivered by Borrower to Administrative Agent on or before 11:00 a.m. three (3) Scheduled Trading Days prior to the requested date of the release, if Administrative Agent is reasonably satisfied that the conditions set forth in either clause (i) or (ii) are met:

(i)            in the case of a release of Cash or Cash Equivalents:

(A)            on each of the five (5) consecutive Scheduled Trading Days immediately prior to such request, the LTV Level shall have been less than or equal to the Maintenance LTV Level; and

(B)            immediately prior to, and immediately after, and giving effect to such release and any other release otherwise requested or effected pursuant to this Section 2.08(d)(i), (x) no Default, Event of Default, Adjustment Determination Period or Mandatory Prepayment Event shall have occurred and be continuing or would result therefrom and (y) the LTV Level shall be less than or equal to the Maintenance LTV Level; or

(ii)            in the case of a release of Collateral Shares:

(A)            (i) on each of the five (5) consecutive Scheduled Trading Days immediately prior to such request, the LTV Level shall have been less than or equal to the Initial LTV Level and (ii) immediately prior to, and immediately after, and giving effect to such release and any other release otherwise requested or effected pursuant to this Section 2.08(d)(ii), (x) no Default, Event of Default, Adjustment Determination Period or Mandatory Prepayment Event shall have occurred and be continuing or would result therefrom and (y) the LTV Level shall be less than or equal to the Initial LTV Level;

(B)            if the Collateral Shares are being released for the purpose of settling sales of Shares, such sales meet the following requirements (any such sale, a “Permitted Collateral Share Sale”):

(1)            the scheduled settlement date for such sale is no later than the second (2nd) Exchange Business Day (or, if such sale is executed after 4:00 p.m., the third (3rd) Exchange Business Day) following execution of such sale (unless Lenders consent, in their sole discretion, to a later settlement date);

(2)            Borrower represents to Lenders that it is not in possession of any Material Nonpublic Information with respect to the Issuer or the Shares at the time of such sale (after giving effect to the filing of any related prospectus or press release) and that the sale otherwise complies with applicable Law and Transfer Restrictions;

(3)            Administrative Agent is reasonably satisfied that such sale is executed pursuant to documentation or other arrangements that provide for 100% of the proceeds of such sales (or, if less, the Total Accrued Loan Amount) being paid, on a delivery-versus-payment basis to the Collateral Accounts on a Pro Rata Basis (or pursuant to other arrangements reasonably satisfactory to Lenders), to be (x) released pursuant to Section 2.08(d)(i) and/or (y) used to partially prepay the outstanding Advances; provided that if a Collateral Call Trigger Event has occurred and is continuing prior to such sales, the proceeds of such sales shall remain in the Collateral Accounts for a minimum of seven (7) Business Days;

(4)            such sale of Collateral Shares shall be on a Pro Rata Basis;

(5)            immediately after and giving effect to such release, the receipt of the sale proceeds into the Collateral Accounts and, if applicable, prepayment of the outstanding Advances and any other release otherwise requested or effected pursuant to this Section 2.08(d), the LTV Level would be equal to or less than the Maintenance LTV Level, unless such proceeds are used to repay the Obligations in full (for the avoidance of doubt, nothing in this clause (5) shall limit the applicability of clause (3) above);

(6)            immediately prior to, and immediately after and giving effect to, such release, no Default, Event of Default, Mandatory Prepayment Event, or Adjustment Determination Period shall have occurred and be continuing or would result therefrom (after giving effect to any other Acceptable Collateral deposited in conjunction therewith); and

(7)            if a Collateral Call Trigger Event has occurred and is continuing prior to such sales (x) Borrower has (I) notified the Amendment Lenders of its intention to sell such Collateral Shares, stating the expected number of Collateral Shares subject to such sales and (II) consulted with the Amendment Lenders regarding the execution strategy (including with respect to pricing and the manner of sale), communication to current and prospective investors and public announcements and disclosures in filings with respect to such sales and the Transactions; or

(C)            if the Collateral Shares are being released in conjunction with any Permitted Transaction that is not a Permitted Collateral Share Sale:

(1)            Administrative Agent is reasonably satisfied that such transaction is executed pursuant to documentation or other arrangements that provide for 100% of the proceeds of such transactions (or, if less, the Total Accrued Loan Amount) being paid, on a delivery-versus-payment basis to the Collateral Accounts on a Pro Rata Basis (or pursuant to other arrangements reasonably satisfactory to Lender) and, if applicable, to partially prepay the outstanding Advances, to be released pursuant to Section 2.08(d);

(2)            immediately prior to, and immediately after and giving effect to, such release, the receipt of the transaction proceeds into the Collateral Accounts and any other release otherwise requested or effected pursuant to this Section 2.08(d), the LTV Level would be equal to or less than the Initial LTV Level;

(3)            immediately after and giving effect to such release, no Default, Event of Default, Collateral Call Trigger Event, Mandatory Prepayment Event, or Adjustment Determination Period shall have occurred and be continuing or would result therefrom; and

(4)            Borrower represents to Lenders that it is not in possession of Material Nonpublic Information with respect to the Issuer or the Shares at the time of such transaction and that the transaction otherwise complies with applicable Law and Transfer Restrictions.

Each Lender hereby agrees and acknowledges that, on the Amendment Closing Date, 200,000 Collateral Shares shall be released from the Collateral Accounts and the Lien created by the Security Agreement (such Shares, the “Released Shares”), provided that the LTV Level immediately following such release shall be less than the Initial LTV Level.

For the avoidance of doubt, (x) no Lender or any Affiliate of a Lender shall have any obligation to act as broker or underwriter in any Permitted Collateral Share Sales and (y) unless the Issuer agrees otherwise, each Lender shall use commercially reasonable efforts to have such Released Shares delivered to the transfer agent of the Issuer and facilitate the application of certain restrictive legends and registration in the name of the Borrower.

(e)            The Borrower shall use its commercially reasonable efforts to cause Issuer to deposit into the Collateral Accounts, or, in the case of any property or assets other than Cash and securities entitlements, deliver to the Applicable Lenders (subject to its reasonable delivery instructions), on a Pro Rata Basis, any dividend or distribution paid or distributed on the Collateral Shares, or any securities or securities entitlements (x) exchanged for, or delivered upon conversion of, the Collateral Shares in a Merger Event or (y) delivered in respect of the Collateral Shares in connection with a spin-off, and if any such Cash, securities, securities entitlements or other property or assets are received by Borrower or its Affiliate for any reason, Borrower shall, or shall cause its Affiliate to, make such deposit or delivery as promptly as practicable and in any event no later than two (2) Business Days following such receipt (and pending such delivery, shall hold such property in trust for the Applicable Lenders), subject, in each case, to any subsequent release thereof in accordance with Section 2.08(d). Borrower shall not tender any Collateral Shares in any exchange offer (including, without limitation, a split-off) without the consent of the Required Lenders (as if, for such purposes, the reference to 33% in the definition thereof were replaced with 67%, and such consent not to be unreasonably withheld or delayed).

Section 2.09      Increased Costs.

(a)            If any Change in Law shall:

(i)              impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii)             impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender or participation therein; or

(iii)            subject any Lender to any Taxes (other than (1) Indemnified Taxes, (2) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (3) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Advances hereunder (or of maintaining its Commitment) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender, such additional amount or amounts as will compensate Lender for such reasonable additional costs incurred or reduction suffered.

(b)            If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Advances made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request from a Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that no Lender shall be entitled to obtain such compensation unless it is the general policy or practice of such Lender (as determined by such Lender) to request compensation for similar amounts from similar borrowers under comparable provisions of similar loan facilities (to the extent such Lender has the right to request such compensation thereunder).

(c)            A certificate of the relevant Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.09(a) or (b) shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)            Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.09 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate such Lender pursuant to this Section 2.09 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)            Survival. All of Borrower’s obligations under this Section 2.09 shall survive termination of the Facility and repayment of all other Obligations hereunder.

Section 2.10      Taxes.

(a)            Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower, as applicable, under any Margin Loan Documentation shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by such withholding agent, then such withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.10), each Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)            Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the relevant Lender timely reimburse it for, Other Taxes.

(c)            Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.10, Borrower shall deliver to the relevant Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Lender.

(d)            Indemnification by Borrower. Borrower shall indemnify any Lender, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.10) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by such Lender shall be conclusive absent manifest error.

(e)            Status of Lender.

(i)            If any Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Margin Loan Documentation, it shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, such Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.10(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing,

(A)            if such Lender is a U.S. Person, it shall deliver to Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding;

(B)            if such Lender is a Foreign Lender, it shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by Borrower) on or prior to the date on which such Foreign Lender becomes Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Margin Loan Documentation, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Margin Loan Documentation, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by Borrower) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and

(D)            if a payment made to any Lender under any Margin Loan Documentation would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(f)            Treatment of Certain Refunds. If any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.10 (including by the payment of additional amounts pursuant to this Section 2.10), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.10 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such Lender, shall repay to such Lender the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph(f), in no event will such Lender be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place such Lender in a less favorable net after-Tax position than such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)            Survival. Each party’s obligations under this Section 2.10 shall survive the assignment of rights by, or the replacement of, Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Margin Loan Documentation.

(h)            Borrower Tax Forms. Borrower shall deliver to Administrative Agent, on or before the Amendment Closing Date (and from time to time thereafter upon the reasonable request of Administrative Agent or any Lender), (i) a duly executed copy of IRS Form W-9 indicating that Borrower’s regarded owner is Guarantor and Guarantor is a U.S. Person for U.S. federal income tax purposes and (ii) a duly executed certification in accordance with Treasury Regulations Section 1.1445-2(b)(2) to the effect that Borrower is a disregarded entity of Guarantor as defined in Treasury Regulation Section 1.1445-2(b)(2)(iii) and its sole owner for U.S. federal income tax purposes is not a “foreign person.”  Borrower shall promptly notify Administrative Agent at any time it determines that it is no longer in a position to provide the IRS Form or certification described in the preceding sentence.

Section 2.11      Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify Borrower that any Law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to perform its obligations to make or maintain Advances hereunder, the obligation of such Lender to make the Advances shall be terminated and all of such Lender’s Advances, all interest thereon and all other amounts payable under this Agreement to such Lender shall become due and payable either on the last day of the then current Interest Period, if such Lender may lawfully continue to maintain the Advances to such day, or immediately, if such Lender may not lawfully continue to maintain the Advances.

Section 2.12      Break-Funding. In the event of the payment of any principal of an Advance other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), or the failure to borrow, continue or prepay any Advance on the date specified in any notice delivered pursuant hereto, then, in any such event, Borrower shall upon demand compensate any Lender for the loss, cost and expense attributable to such event. In the case of an Advance, such loss, cost or expense to such Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow or continue, for the period that would have been the initial Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of such Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.12 shall be delivered to Borrower and shall be conclusive absent manifest error. All of Borrower’s obligations under this Section 2.12 shall survive termination of the Facility or repayment of all other Obligations hereunder.

Section 2.13      Evidence Of Debt.

(a)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to Lender resulting from each Advance from time to time, including the amounts of principal and interest payable and paid to Lender from time to time hereunder. Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Advance made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, and (iii) the amount of any sum received by Administrative Agent hereunder from Borrower and each Lender’s Applicable Percentage thereof.

(b)            The entries maintained in the accounts maintained pursuant to Section 2.13(a) shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay such obligations in accordance with their terms.

(c)            No promissory note shall be required to evidence the Advances by any Lender to Borrower. Upon the request of any Lender, Borrower shall prepare, execute and deliver to such Lender a promissory note, payable to such Lender and its registered assigns and in a form approved by such Lender, which shall evidence the Advances to Borrower by such Lender in addition to such records. Thereafter, the Advances evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

Section 2.14      Payments And Computations.

(a)            All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Borrower shall make each payment hereunder not later than 11:00 a.m. New York City time on the day when due in Dollars to Administrative Agent in immediately available funds. Administrative Agent shall promptly distribute to each Lender its share, determined on a Pro Rata Basis (or other applicable basis as provided herein), of such payment in like funds as received by wire transfer to such Lender. All payments received by Administrative Agent after 11:00 a.m. New York City time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)            Whenever any payment hereunder would be due on a day other than a Business Day (except in the case of a payment made to cure a Collateral Call Trigger Event), such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or any fees, as the case may be.

(c)            All payments (including prepayments and any other amounts received hereunder in connection with the exercise of any Lender’s rights after an Event of Default) made by Borrower to Administrative Agent under any Margin Loan Documentation shall be applied to amounts then due and payable, ratably in accordance with the percentage of any such amounts owed to each Lender, in the following order: (i) to any expenses and indemnities payable by Borrower to Lenders or Agents under any Margin Loan Documentation; (ii) to any accrued and unpaid interest and fees due under this Agreement; (iii)to principal payments on the outstanding Advances; and (iv) to the extent of any excess, to the payment of all other Obligations under the Margin Loan Documentation.

Section 2.15      Accelerating Lenders.

(a)            Notwithstanding anything to the contrary herein (but subject to clause (b) below), if one or more Lenders become Accelerating Lenders:

(i)            each Accelerating Lender, solely for purposes of determining the rights and obligations of such Lender vis a vis Borrower, shall be deemed to be:

(A)            Administrative Agent and Calculation Agent hereunder; and

(B)            the sole Lender hereunder for all purposes and, for the avoidance of doubt, no other Lender’s consent shall be necessary for any modification of such rights and obligations; and

(ii)            solely for purposes of determining the rights and obligations of all Lenders that are not Accelerating Lenders among themselves and vis a vis Borrower:

(A)            each Accelerating Lender shall be deemed to no longer be a Lender hereunder and, for the avoidance of doubt, such Accelerating Lender’s consent shall not be necessary for any modification of such rights and obligations; and

(B)            if Administrative Agent or Calculation Agent is an Accelerating Lender, a replacement therefor shall be selected from among Lenders that are not Accelerating Lenders as if such Agent had resigned.

(b)            Notwithstanding the foregoing, following one or more Lenders becoming Accelerating Lenders, Borrower, for the avoidance of doubt, shall not make any payments of its Obligations or post any Collateral except on a Pro Rata Basis (without regard to clause (a) above). For the avoidance of doubt, the application of proceeds received by an Applicable Lender in respect of an exercise of its remedies under the Margin Loan Documentation shall not be considered a payment by Borrower for purposes of this Section 2.15(b).

Section 2.16      Periodic Rebalancing.

(a)            Subject to Section 2.15, if, on any date (x) Lenders make Advances, (y) Borrower prepays or repays any Advance in whole or in part, or (z) that is an Interest Payment Date, (i) any posting or release of Collateral does not occur on a Pro Rata basis or (ii) the Collateral is not held on a Pro Rata Basis for any reason, then on, or as promptly as practicable following, such date, (x) the Calculation Agent shall deliver a Collateral Reallocation Instruction to the

Applicable Lenders and (y) each Applicable Lender shall, in accordance with such Collateral Reallocation Instructions, as soon as reasonably practicable, cause any necessary transfers of Collateral from the Collateral Account that it controls to Collateral Accounts controlled by other Applicable Lenders to ensure that the Collateral is held on a Pro Rata Basis. Each Applicable Lender agrees to cooperate in good faith with Calculation Agent to effect such rebalancing in accordance with such Collateral Reallocation Instruction, including, for the avoidance of doubt, by submitting written instructions to the relevant Custodian to effect such reallocation and any related transfers. Borrower hereby consents to, and to the extent necessary will cooperate in good faith with respect to, such transfers.

(b)            The parties hereto acknowledge and agree that the Amendment Lenders will cause the release and transfer of certain Collateral Shares pursuant to the Amendment Closing Date Collateral Reallocation Instruction without regard to the provisions of Section 2.08 hereof or, to the extent then applicable, the Original Loan Agreement.

Article 3
Representations And Warranties

Borrower represents and warrants to each Agent and each Lender that, on the date hereof and on the Amendment Closing Date:

Section 3.01      Organization; Powers. Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to enter into, and perform its obligations under, the Margin Loan Documentation to which it is a party, and consummate the Transactions, and to hold Shares and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. All licenses, permits, approvals, concessions or other authorizations necessary for (i) the consummation of the Transactions and (ii) the conduct of the business of the Borrower have been obtained and are in full force and effect except where the failure to obtain and maintain any of the foregoing would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02      Authorization; Enforceability. The Transactions are within the powers of, and have been duly authorized by all necessary action by the Borrower. The Margin Loan Documentation to which Borrower is a party has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03      Governmental Approvals; No Conflicts. The Transactions do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Margin Loan Documentation, will not violate any Law (except where such violation would not reasonably be expected to result in a

Material Adverse Effect) or corporate policy of Issuer applicable to the Borrower, Issuer or any Affiliate of the foregoing or the Organization Documents of Issuer or the Borrower, will not violate or result in a default under the THL Voting Agreement, the Registration Rights Agreement, any other agreement with any THL Entity or any other indenture, agreement or other instrument binding upon the Borrower, Issuer or any Affiliate of the foregoing or its assets, or give rise to a right thereunder to accelerate or to require any payment to be made by the Borrower, Issuer or any such Affiliate, and will not result in the creation or imposition of any Lien on any asset of the Borrower, Issuer or any Affiliate of the foregoing, except Liens created pursuant to the Margin Loan Documentation, or, in the case of assets not constituting Collateral, such as would not reasonably be expected to result in a Material Adverse Effect.

Section 3.04      Financial Condition; No Material Adverse Change.

(a)            Borrower has heretofore furnished to Administrative Agent the Guarantor Financial Statements. The Guarantor Financial Statements present fairly, in all material respects, the financial position and results of operations and cash flows of Guarantor and its consolidated Subsidiaries, as of the dates and periods stated to be covered thereby, all in accordance with GAAP, subject, in the case of quarterly financial statements, to year-end audit adjustments and the absence of footnotes.

(b)            No event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect, on the financial position and results of operations and cash flows of Guarantor and its consolidated Subsidiaries since June 30, 2018.

Section 3.05      Share Transactions. Neither the Borrower nor any of its Affiliates has created, granted, incurred, or permitted to exist, any Lien on any Shares owned by the Borrower or such Affiliate, other than, with respect to the Collateral Shares, Permitted Liens. Neither the Borrower nor any of its Affiliates is party to a Prohibited Transaction.

Section 3.06      Litigation Matters. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting Borrower. In addition, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any Affiliates of Borrower that (x) would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (y) involve the Margin Loan Documentation or the Transactions.

Section 3.07      Compliance With Laws And Agreements. Borrower is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each of the Borrower and its Affiliates is in compliance with its reporting obligations under Sections 13 and 16 of the Exchange Act with respect to the Collateral Shares, including in respect of the transactions contemplated hereunder.

Section 3.08      No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the Transactions, and no Mandatory Prepayment Event or Adjustment Determination Period has occurred and is continuing or would result from the consummation of the Transactions.

Section 3.09      Investment Company Status. Borrower is not, and after giving effect to the Transactions will not be, required to register as an “investment company” and is not a Person “controlled by” an “investment company,” as such terms are defined in the Investment Company Act.

Section 3.10      Taxes. Borrower has timely filed all U.S. federal income Tax returns and other material Tax returns which are required to be filed by them in all jurisdictions and have paid all Taxes, assessments, claims, governmental charges or levies imposed on them or their properties, except for Taxes contested in good faith by appropriate proceedings diligently conducted and as to which adequate reserves have been provided in accordance with GAAP; provided that (i) the relevant Taxes, assessments, claims, charges or levies would not result in aggregate liabilities in excess of the Threshold Amount and (ii) the contest, if adversely determined, would not reasonably be expected to subject the Collateral to forfeiture or loss or otherwise have a Material Adverse Effect. There is no proposed Tax assessment asserted in writing against Borrower. Borrower is treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes.  Borrower’s regarded owner for U.S. federal income tax purposes is Guarantor, which is treated as a domestic corporation for U.S. federal income tax purposes. Borrower is not subject to Tax in any jurisdiction other than the United States or any subdivision thereof. The Issuer currently is not, has not been at any time within the last five (5) years, and is not expected to become in any subsequent taxable year, a “United States real property holding corporation” as defined in Section 897 of the Code.

Section 3.11      Disclosure. Borrower is not a party to any agreement that is prohibited under Section 6.14. All information provided with respect to the Borrower by or on behalf of the Borrower to any Agent or Lender in connection with the negotiation, execution and delivery of this Agreement and the other Margin Loan Documentation or the transactions contemplated hereby and thereby, was or will be, on or as of the applicable date of provision thereof or as otherwise stated therein, complete and correct in all material respects and did not (or will not) contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements were made.

Section 3.12      Material Agreements. Each of the Borrower and the Guarantor is not in default under any provision of the THL Voting Agreement, the Registration Rights Agreement, any other agreement with any THL Entity or any other indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement or instrument, in each case, to which such Person is a party or by which such Person or any of its properties or assets is bound other than any such default that could not reasonably be expected to result in a Material Adverse Effect. Borrower and its Affiliates have fulfilled their consultation obligations under Article III of the THL Voting Agreement with respect to the Transactions (including, for the avoidance of doubt, the pledge of the Collateral Shares and any exercise of any Applicable Lender’s rights and remedies under the Security Agreement (subject to compliance with the conditions and limitations set forth therein) following an Event of Default under the Loan Agreement).

Section 3.13      Solvency. (i) The present fair market value of the Borrower’s assets exceeds the total amount of such Person’s liabilities (including contingent liabilities), (ii) Borrower has capital and assets sufficient to carry on its businesses, (iii) Borrower is not engaged and is not about to engage in a business or a transaction for which its remaining assets are unreasonably small in relation to such business or transaction and (iv) Borrower does not intend to incur, or believe that it will incur, debts beyond its ability to pay as they become due. Borrower will not be rendered insolvent by the consummation of the Transactions.

Section 3.14      Trading And Other Restrictions.

(a)            Borrower owns all Collateral free and clear of Liens, other than Permitted Liens. Borrower has not made nor consented to, nor is Borrower aware of, any registrations, filings or recordations in any jurisdiction evidencing a security interest in the Collateral or any other assets of Borrower, including the filing of a register of mortgages, charges and other encumbrances or filings of UCC-1 financing statements, other than with respect to Liens granted to Applicable Lenders under the Margin Loan Documentation.

(b)            Borrower (or its Affiliate) acquired and paid the full purchase price for the Collateral Shares on or before April 30, 2018 and has continuously owned such Collateral Shares since it acquired them and the holding period (as determined in accordance with Rule 144) of Borrower as to the Collateral Shares (in the hands of Borrower and in the hands of any Applicable Lender exercising its remedies under the Margin Loan Documentation) began on such date or, solely with respect to the Collateral Shares in the hands of an Applicable Lender, the Original Closing Date.

(c)            The Collateral Shares(i) are not subject to any Transfer Restrictions, other than Existing Transfer Restrictions,(ii) do not contain any legends on the certificates therefor or other similar types of restrictions on such Collateral Shares, and do not require any opinions from Issuer’s counsel or other documentation, or the removal of any “stop transfer order” prior to the sale of such Collateral Shares and (iii) are not subject to any shareholders agreement, investor rights agreements or any other similar agreements or any voting or other contractual restrictions other than the THL Voting Agreement and the Registration Rights Agreement.

(d)            Each Loan contemplated hereunder is entered into by Borrower in good faith and at arm’s length and is a bona fide loan. Such Loan is not entered into with an expectation that Borrower would default in its obligations thereunder. The Lien created under the Margin Loan Documentation (including without limitation, the pledge of the Collateral Shares) is a bona fide pledge to secure Borrower’s obligations under the Margin Loan Documentation. Such Margin Loan Documentation is not entered into by Borrower with the intent of facilitating a disposition of the Shares subject to the Margin Loan Documentation.

Section 3.15      No Subsidiaries. Borrower has no Subsidiaries.

Section 3.16      Anti-Corruption Laws and Sanctions. Borrower has implemented and maintains in effect policies and procedures designed to facilitate compliance by Borrower and its managers, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each such Person and its managers, officers and employees and to its knowledge, its agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Borrower or any of such person’s managers, Responsible Officers or employees, or (b) to the knowledge of Borrower, any agent of any such Person that will act in any capacity in connection with or benefit from the Facility, is a Sanctioned Person. No Advance, use of proceeds or other Transaction will violate Anti-Corruption Laws or applicable Sanctions.

Section 3.17      Material Nonpublic Information. As of any date on which Borrower delivers a Borrowing Notice (other than a Borrowing Notice in respect of an amount less than or equal to the Repayment Amount delivered on or after January 1, 2020 and on or prior to January 31, 2020), none of Borrower or its Affiliates is in possession of any Material Nonpublic Information with respect to the Issuer or the Shares that could have a material adverse effect on the Issuer or the Shares.

Section 3.18      Conduct of Business. Borrower has not conducted transactions or otherwise engaged in, or committed to conduct, transact or otherwise engage in, any business other than (a) holding Shares, Cash and Cash Equivalents and ministerial activities incidental thereto, (b) performing its obligations under the Margin Loan Documentation and the Transactions and (c) paying taxes and administrative fees necessary for compliance with this Agreement and incidental to its existence.

Section 3.19      Employee Matters. Borrower does not and has never had (a) any employees and it has never directly contracted with individuals who are not independent contractors, (b) to maintain or contribute to, or any direct obligation to maintain or contribute to, any Employee Benefit Plan and (c) any actual or potential liabilities with respect to any Pension Plan, including as a result of its affiliation with any of its ERISA Affiliates.

Section 3.20      No Plan Assets. The assets of Borrower and its ERISA Affiliates do not constitute “plan assets” of (i) any Employee Benefit Plan that is subject to Title I of ERISA, (ii) any “plan” (as defined in Section 4975 of the Code) that is subject to Section 4975 of the Code, (iii) any Employee Benefit Plan or plan that is not subject to Title I of ERISA or Section 4975 of the Code but is subject to any law, rule or regulation substantially similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (iv) an entity the underlying assets of which include assets of Employee Benefit Plans or plans as a result of investments by such plans in the entity pursuant to the Plan Asset Regulation (each of the immediately preceding clauses (i), (ii), (iii) and (iv), an “ERISA Plan”).

Section 3.21      Organization Documents. Borrower is, and has at all times since its formation been, in compliance with its Organization Documents.

Section 3.22      Beneficial Ownership. As of the Funding Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

Article 4
Conditions Of Lending

Section 4.01      Conditions Precedent to the Original Closing Date. The Original Loan Agreement became effective as of the Original Closing Date on which each of the conditions precedent set forth in Section 4.01 of the Original Loan Agreement were satisfied, or waived by each Lender.

Section 4.02      Conditions Precedent to the Amendment Closing Date. The obligation of each Lender under this Agreement is subject to satisfaction of each the following conditions precedent:

(a)            Each Lender shall have received each of the following documents, with respect to executed documents duly executed, each dated on or prior to the Amendment Closing Date, in each case, in form and substance reasonably satisfactory to each Lender:

(i)            duly executed counterparts of (A) this Agreement and (B) the Fee and Ratio Letter, each dated as of the Amendment Closing Date;

(ii)            certificates of the Borrower, each dated as of the Amendment Closing Date and executed by a Responsible Officer of Borrower, which shall (A) certify the resolutions of such Person’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the Fee and Ratio Letter to which it is a party, (B) identify by name and title and bear the signatures of the Responsible Officers and any other officers of such Person authorized to sign this Agreement and the Fee and Ratio Letter and (C) contain appropriate attachments, including the Organization Documents of such Person certified by the relevant authority of the jurisdiction of organization of such Person and a long form good standing certificate for such Person from its jurisdiction of organization;

(iii)            a solvency certificate with respect to Borrower from a Responsible Officer thereof;

(iv)            any form requested by any Lender necessary to comply with Regulation T, U, or X, or any other provisions of the Regulations of the FRB, including Form U-1; and

(v)            such other certificates or documents as any Lender reasonably may require.

(b)            all amounts and fees due and payable on or prior to the Amendment Closing Date, including the Repayment Amount and reimbursement or payment of all reasonable out-of-pocket expenses required to be paid under the Margin Loan Documentation, including the Amendment Upfront Fee and counsel fees invoiced prior to the Amendment Closing Date, shall have been paid.

(c)            each of the representations and warranties contained in Article 3 or in any other Margin Loan Documentation shall be true and correct on and as of the date hereof and the Amendment Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date;

(d)            the Collateral Requirement shall have been satisfied in all respects;

(e)            Administrative Agent shall have received from Borrower a certificate from a Responsible Officer of Borrower, dated as of the Amendment Closing Date, which shall contain representations that the conditions set forth in Section 4.02(c) and (d) have been satisfied.

Section 4.03      Conditions Precedent To Each Advance. The obligation of each Lender to make any Advance (including the initial Advance) shall be subject to the following further conditions precedent:

(a)            Each of the representations and warranties contained in Article 3 or in any other Margin Loan Documentation shall be true and correct on and as of the date of such Advance, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date;

(b)            No event or condition shall have resulted in a continuing, or would be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Effect;

(c)            Borrower shall have delivered a Borrowing Notice in accordance with the requirements hereof;

(d)            Each Lender and each Agent shall have received a certificate of a Responsible Officer of Borrower dated the date of such Advance certifying that after giving effect thereto, (x) the LTV Level shall not exceed the Initial LTV Level and (y) all types and amounts of Collateral shall be held on a Pro Rata Basis;

(e)            No Default, Event of Default, Mandatory Prepayment Event, Collateral Call Trigger Event or Adjustment Determination Period shall have occurred and be continuing, or would result from such Advance or from the application of the proceeds therefrom;

(f)            The Collateral Requirement shall have been satisfied in all respects; and

(g)            The LTV Level after giving effect to the proposed Advances shall not exceed the Initial LTV Level.

(h)            Substantially all of the Borrower’s assets are comprised of the Collateral and substantially all of the Borrower’s liabilities are those created under the Margin Loan Documentation.

(i)            Administrative Agent shall have received from Borrower a certificate from a Responsible Officer of Borrower, dated as of the Advance date, which shall contain representations that the conditions set forth in Section 4.03(a), (b), (d), (e), (f), (g) and (h) have been satisfied; provided that this Section 4.03(i) shall be deemed satisfied by the delivery by the Borrower of a Borrowing Notice.

The borrowing of an Advance on the Advance date shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the matters specified in Section 4.03(a) through Section 4.03(h).

Article 5
Affirmative Covenants

On and after the date hereof and so long as any Obligations remain outstanding, Borrower will comply with each of the following covenants.

Section 5.01      Financial Statements. Borrower will furnish to Administrative Agent or cause to be furnished to Administrative Agent:

(a)            within ninety (90) days after the end of each fiscal year of Guarantor, the audited consolidated financial statements of Guarantor as of the end of and for such year (in each case, together with any accompanying information delivered to such Person’s shareholders, and in the form delivered to such Person’s shareholders), all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants; provided that no such financial statements shall be required to be delivered under this Section 5.01(a) so long as Guarantor is current with its public reporting requirements to the Securities and Exchange Commission;

(b)            within forty-five (45) days after the end of each of the first three fiscal quarters of any fiscal year of Guarantor, Guarantor’s unaudited financial statements, all certified by one of its Responsible Officers as presenting fairly in all material respects the financial condition and results of operations of Guarantor and its consolidated Subsidiaries on a consolidated basis, in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that no such financial statements shall be required to be delivered under this Section 5.01(b) so long as Guarantor is current with its public reporting requirements to the Securities and Exchange Commission;

(c)            within twenty (20) days after the end of each fiscal quarter, a certificate of a Responsible Officer of Borrower certifying as to whether (i) a Default or Mandatory Prepayment Event has occurred or is occurring and setting forth in reasonable detail the assets and liabilities of Borrower or a statement that substantially all of the Borrower’s assets are comprised of the Collateral and substantially all of the Borrower’s liabilities are those created under the Margin Loan Documentation; and

(d)            concurrently with any delivery of financial statements under Section 5.01(b), a certificate of a Responsible Officer of Borrower certifying as to whether any relevant change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 5.01(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

Borrower shall promptly furnish to any Agent or Lender such additional information regarding the business, financial or corporate affairs of the Borrower or compliance with the terms of the Margin Loan Documentation, as such Agent or Lender may from time to time reasonably request.

Section 5.02      Notices Of Material Events. Borrower shall as promptly as practicable (or, in the case of Section 5.02(e), within three (3) Business Days) furnish to Administrative Agent or cause to be furnished to Administrative Agent notice of:

(a)            the occurrence of (i) any Default or Event of Default or the occurrence of, or any pending event or transaction that, if consummated, completed or effected, would constitute or result in a Potential Facility Adjustment Event, Mandatory Prepayment Event, Facility Adjustment Event or Material Adverse Effect or (ii) the receipt of any notice of material violation received by Borrower from any Governmental Authority;

(b)            the commencement of any proceedings and investigations by or before any Governmental Authority and any actions and proceedings in any court or before any arbitrator against or involving (x) any of Borrower’s Affiliates or any of its properties, assets or businesses that would reasonably be expected to have a Material Adverse Effect or (y) Borrower or any of its properties, assets or businesses;

(c)            a request for release pursuant to Section 2.08;

(d)            any Lien (other than Permitted Liens) or claim made or asserted against any of the Collateral;

(e)            the fact that Borrower or any Affiliate thereof has entered into a Permitted Transaction or a Prohibited Transaction or an amendment to a Permitted Transaction or a Prohibited Transaction, together with the material terms of such Permitted Transaction or Prohibited Transaction and, in the case of a Permitted Transaction, evidence satisfactory to the Administrative Agent that such Permitted Transaction complies with the requirements of the Margin Loan Documentation (which shall be delivered within two Business Days);

(f)            the imposition of any Transfer Restriction (other than Existing Transfer Restrictions) on any of the Collateral, or any transaction or event that, if consummated, effected or completed, would reasonably be expected to result in any such imposition; and

(g)            the failure of Borrower to maintain at least one Independent Director or the removal of any Independent Director without cause (unless promptly replaced with a different Independent Director) or without giving prior written notice to Administrative Agent; provided that Borrower shall furnish to Administrative Agent (i) at least five (5) Business Days’ prior written notice of any proposed change to Borrower’s Independent Director and (ii) as soon as reasonably practicable after receipt thereof, copies of any notices received from any Independent Director and/or the employer of such Independent Director.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03      Existence; Conduct Of Business. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations and intellectual property rights material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

Section 5.04      Payment Of Obligations. Borrower shall pay and discharge as the same shall become due and payable, all of its obligations and liabilities, as and when due and payable, including all Taxes, assessments, claims and governmental charges or levies imposed upon it or upon its property, except where (a) the validity or amount thereof is being diligently contested in good faith and by appropriate proceedings and (b) the contest, if adversely determined, would not reasonably be expected to subject the Collateral to forfeiture or loss or otherwise have a Material Adverse Effect (after giving effect to any reserves maintained therefor by the Borrower).

Section 5.05      Compliance With Laws. Borrower shall comply with (a) the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or its property and (b) all indentures, agreements, contracts and other instruments binding upon each of them or their properties. Borrower shall, and shall not take any action that would cause any of Borrower or its Affiliates to fail to, maintain policies and procedures designed to ensure compliance with Anti-Corruption Laws and applicable Sanctions by such Person and its managers, officers, employees and agents.

Section 5.06      Provision Of Public Information. Notwithstanding anything to the contrary in the Margin Loan Documentation, Borrower shall not, and shall not be obligated to, and shall cause its Affiliates not to, provide any Agent or Lender with any Material Nonpublic Information with respect to the Issuer, its Subsidiaries or their securities in any document or notice required to be delivered pursuant to this Agreement or communication in connection with this Agreement (each, a “Communication”). Borrower shall be deemed to have represented that any such Communication contains no such Material Nonpublic Information. If at any time, Borrower is unable to make the representation required under the immediately preceding sentence, it shall use its reasonable best efforts to put itself in a position of being able to provide such a representation as promptly as practicable. Notwithstanding anything to the contrary in the Margin Loan Documentation, Borrower acknowledges and agrees that if any Agent or Lender or any Affiliate of any Agent or Lender receives from Borrower or any Affiliate thereof any Material Nonpublic Information at any time, such Agent, Lender or Affiliate may disclose such

Material Nonpublic Information publicly to any potential purchaser of the Collateral or to any other Person.

Section 5.07      Disclosure. Borrower shall promptly comply with its reporting obligations under Sections 13 and 16 of the Exchange Act, in respect of the transactions contemplated hereunder.

Section 5.08      Payment of PIK. Not later than five (5) Business Days following any payment of dividends on the Collateral Shares into the Collateral Accounts, if the Net PIK Amount is greater than zero Dollars, Borrower shall cause such Cash to be paid to Lenders, on a Pro Rata Basis, in an aggregate amount equal to the lesser of (x) the amount of such dividends and (y) the amount necessary to reduce the Net PIK Amount to zero Dollars; for the avoidance of doubt, the Net PIK Amount shall be reduced by the aggregate amount of any such payments.

Section 5.09      Further Assurances. Upon the request of any Applicable Lender, Borrower shall execute and/or deliver any additional agreements, documents and instruments, and take such further actions, in each case, as such Applicable Lender may reasonably deem necessary or desirable to assure such Applicable Lender’s Lien on the Collateral is a valid, perfected, first priority Lien (subject to no other Lien, other than Permitted Liens) and to carry out the provisions and purposes of the Margin Loan Documentation.

Section 5.10      Books And Records. Borrower shall keep proper books of record and account in which full, true and correct entries in conformity with GAAP consistently applied are made of all dealings and transactions in relation to its business and activities and, upon any reasonable request of any Agent or Lender from time to time, allow such Agent or Lender to examine and make extracts therefrom of any such information that is not confidential, and make its managers or officers available to discuss Borrower’s financial condition and affairs with such Agent or Lender from time to time.

Section 5.11      Compliance with Organization Documents; Independent Director. Borrower shall comply with all of the terms and provisions of its Organization Documents (as in effect on the date hereof, subject to any amendment, supplement, modification or waiver made or given in accordance with Section 6.08). Without limiting the foregoing, Borrower shall ensure, at all times, that Borrower has an Independent Manager (as defined in Borrower’s Organization Documents, as in effect on the date hereof, subject to any amendment, supplement, modification or waiver made or given in accordance with Section 6.08), and Borrower shall pay the fees and expenses under the engagement letter for such “Independent Manager” as and when they become due.

Section 5.12      ERISA Plan Assets. Borrower agrees to notify Administrative Agent immediately in writing if it knows or believes that the assets of Borrower constitute or would reasonably be expected to constitute assets of an ERISA Plan.

Section 5.13      Independent Director Fees. Borrower will, as soon as reasonably practicable following request from Lender, provide evidence satisfactory to the Lender, that the Borrower is current on the payment of its fees to the Independent Director.

Article 6
Negative Covenants

On and after the date hereof and so long as any Lender has a commitment to make an Advance or any Obligations remain outstanding, Borrower will comply with each of the following covenants.

Section 6.01      Indebtedness. Borrower shall not create, incur, assume or suffer to exist any Indebtedness, other than the Obligations under the Margin Loan Documentation.

Section 6.02      Liens. Borrower shall not create, incur, assume or suffer to exist any Lien upon the Collateral or any other property or asset, whether now owned or hereafter acquired by Borrower, except for Permitted Liens.

Section 6.03      Conduct of Business; Fundamental Changes.

(a)            Borrower shall not: (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any activity other than (x) acquiring and holding the Collateral Shares, Cash and Cash Equivalents, and activities incidental thereto or otherwise expressly permitted hereby and (y) accepting capital contributions, making distributions permitted by Section 6.06 and activities incidental to any of the foregoing; (ii) acquire or own any material assets other than the Collateral Shares and Cash and Cash Equivalents; (iii) engage in any business other than businesses of the type conducted by Borrower on the date of execution of this Agreement; or (iv) change its capital structure; provided that notwithstanding this Section 6.03 or any other provision of this Agreement, concurrently with the execution of this Agreement, the sole member of the Borrower as of the Original Closing Date may contribute or otherwise transfer its membership interest in the Borrower to a Delaware limited liability company which is a wholly-owned subsidiary of such sole member of the Borrower.

(b)            Borrower shall not engage in any merger, consolidation, amalgamation or similar transaction.

Section 6.04      Asset Sales. Borrower shall not sell, transfer, lease or otherwise dispose of any asset, except (x) Permitted Collateral Share Sales pursuant to Section 2.08(d)(ii) and (y) sales of Cash Equivalents that do not constitute Collateral pursuant to Section 2.08(d)(i).

Section 6.05      Investments And Acquisitions. Borrower shall not purchase, hold or acquire (including pursuant to any merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), other than holding the Collateral Shares and Cash Equivalents in accordance with the Margin Loan Documentation.

Section 6.06      Restricted Payments. Borrower shall not declare or make, or agree to pay or make any Restricted Payments, or incur any obligation to do so, unless (x) no Default, Event of Default, Mandatory Prepayment Event, Collateral Call Trigger Event or Adjustment Determination Period shall have occurred and be continuing or would result therefrom and (y) the cash, securities or property so paid or distributed does not constitute, and is not required under the Margin Loan Documentation to be posted as, Collateral.

Section 6.07      Investment Company. Borrower shall not be required to register as an “investment company”, as such terms are defined in the Investment Company Act.

Section 6.08      No Amendment Of Organization Documents, Etc. Borrower shall not consent to any amendment, supplement or other modification to, or waiver under, Borrower’s Organization Documents (i) relating to (a) the terms and provisions therein that permit Borrower to be party to, and perform its obligations under, the Margin Loan Documentation, (b) Section 12 of the Organization Documents of the Borrower as of the date hereof (subject to any amendment, supplement or modification thereof, or waiver thereunder in accordance with this Section 6.08) without the written consent of each of the Required Lenders (as if, for such purposes, the reference to 33% in the definition thereof were replaced with 67%) or (c) the Independent Director or the Independent Director Matters without the written consent of Administrative Agent or (ii) if such amendment, supplement, modification or waiver (a) would materially impair or diminish, or circumvent, any term or provision described in immediately preceding clause (i) or (b) would reasonably be expected to result in a Material Adverse Effect. Notwithstanding this Section 6.08 or any other provision of this Agreement, Borrower may amend and restate its Amended and Restated Limited Liability Company Agreement, dated as of the Original Closing Date, concurrently with the execution of this Agreement in a form provided to the Amendment Lenders on or before December 18, 2019.

Section 6.09      Transactions With Affiliates. Borrower shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, other than (i) receiving capital contributions with respect to its Equity Interests, (ii) making Restricted Payments permitted under Section 6.06, (iii) receiving dividends or other distributions on the Collateral Shares or (iv) otherwise in the ordinary course of business and upon commercially reasonable terms no less favorable to Borrower than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of Borrower. Notwithstanding this Section 6.09, Section 6.11 or any other provision of this Agreement, Borrower and/or its Affiliates may contribute, distribute or otherwise transfer Shares, which are not Collateral Shares, solely between or amongst Borrower and/or Affiliates of the Borrower for no cash or other compensation in exchange therefor (and shall not be required to provide notice thereof in accordance with any provision herein, including Section 5.02); for the avoidance of doubt, after any such contributions, distributions or other transfers, the provisions of Section 6.11 of this Agreement shall continue to apply to such Shares.

Section 6.10      Formation Of Subsidiaries. Borrower shall not form, create, organize, incorporate or acquire any Subsidiaries.

Section 6.11      Share Transactions. None of Borrower or any of its Affiliates shall enter into (i) any financing transaction (other than the Transactions) secured by any Shares, (ii) any swap or hedge (including by means of a physically- or cash-settled derivative or otherwise) that is economically similar to a financing transaction secured by or referencing any Shares (iii) any issuance of Indebtedness exchangeable into or with a payout referencing the Shares or (iv) any sale or other direct or indirect transfer of any Shares or economic exposure thereto, in the case of each of immediately preceding clauses (i), (ii), (iii) and (iv), other than a Permitted Transaction (any such prohibited Transaction described in immediately preceding clauses (i), (ii), (iii) or (iv), a “Prohibited Transaction”).

Section 6.12      No Impairment of Collateral Shares. Borrower shall not, and shall not permit any of its Affiliates to, (x) take any action that would impair any Applicable Lender’s security interest in the Collateral Shares or its ability to exercise remedies against such Collateral Shares or (y) transfer any Share to the Collateral Account after the Amendment Closing Date, except as explicitly required by the Margin Loan Documentation.

Section 6.13      Tax Status. Borrower shall not take any action that would change Borrower’s U.S. federal income tax status. Accordingly, without limitation, no such action shall (i) change Borrower’s status as an entity disregarded as separate from Guarantor as its regarded owner (which is a U.S. Person for U.S. federal income tax purposes) or (ii) subject Borrower to Tax in any jurisdiction other than the United States or any subdivision thereof.

Section 6.14      Agreements. (i) Borrower shall not enter into any agreement other than (w) its Organization Documents, (x) the Margin Loan Documentation, (y) routine administrative agreements entered into in the ordinary course of its business, provided that Borrower shall not have any monetary obligations under such administrative agreements exceeding, in the aggregate, $500,000 per annum (excluding any fees or expenses paid on or around the Amendment Closing Date) and (z) any agreement or agreements relating to any Permitted Collateral Share Sales or Permitted Transactions, provided that, in the case of clause (z), Borrower shall not have any obligations thereunder, other than the obligation to deliver Shares against payment of the proceeds therefor to the Collateral Accounts or pursuant to other arrangements reasonably satisfactory to each Lender, and (ii) Borrower shall not, and shall not permit any of its Affiliates to, enter into, or suffer the existence of any shareholders’ agreement, investor rights agreement or any voting or other contractual restriction with respect to the Collateral Shares other than each Issuer Agreement, the Registration Rights Agreement, any agreement entered into pursuant to any Permitted Transaction, and the THL Voting Agreement, or any other such agreement that expressly acknowledges and permits the pledge of the Collateral Shares and the Lender’s rights and remedies under the Margin Loan Documentation, including the foreclosure over any Collateral Shares, a copy of which (or the relevant portion thereof) has been provided to each Lender prior to its effectiveness.

Section 6.15      Anti-Corruption Laws and Sanctions. Borrower shall not request any Advance, and Borrower shall not use the proceeds of any Advance (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with a Sanctioned Person or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.16      Employee Matters. Borrower and its ERISA Affiliates shall not (a) establish, maintain, contribute to or incur any obligation to contribute to any Employee Benefit Plan and (b) fail to satisfy an exception under the Plan Asset Regulations which failure causes the assets of Borrower to be deemed assets of an ERISA Plan.

Article 7
Events Of Default

Section 7.01      Events Of Default. If any of the following events (“Events of Default”) shall occur:

(a)            Borrower shall fail to pay any principal of any Advance when and as the same shall become due and payable, whether at the due date thereof or a date fixed for prepayment thereof or otherwise;

(b)            Borrower shall fail to pay the amounts required to be prepaid pursuant to Section 2.08(b), the Amendment Upfront Fee, Undrawn Fee or the Early Termination Fee;

(c)            a Collateral Call Trigger Event occurs and is not cured prior to the applicable Cure Time or Extended Cure Time, as applicable, or Borrower shall fail to deliver a notice within such time or shall fail to satisfy the other requirements of such notice, in each case as set forth in Section 2.08(c);

(d)            Borrower shall fail to pay any interest on any Advance or any other amount (other than an amount referred to in Section 7.01(a) or Section 7.01(b)) payable under this Agreement or under any other Margin Loan Documentation, when and as the same shall become due and payable and upon the expiry of any relevant grace period, and, if the LTV Level at such time is less than the Maintenance LTV Level, such failure shall continue unremedied for a period of three (3) Business Days;

(e)            any representation or warranty made or deemed made by or on behalf of the Borrower herein or in connection with this Agreement or any other Margin Loan Documentation or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Margin Loan Documentation or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect (or any such representation or warranty that is qualified as to materiality shall prove to have been incorrect) when made or deemed made;

(f)            the Borrower shall fail to perform or observe:

(i) any covenant, condition or agreement in Section 5.01, Section 5.02, Section 5.03, Section 5.13 or Article 6 of this Agreement;

(ii) any other covenant, condition or agreement in this Agreement or any other Margin Loan Documentation and, in the case of this sub-clause (iii), such failure shall continue unremedied for a period of ten (10) Business Days following the earlier of (x) the date on which the Borrower receives notice of such failure from Administrative Agent and (y) the date on which the Borrower otherwise becomes aware of such failure.

(g)            (x) Borrower fails to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable; (y) any event or condition occurs that results in any Material Indebtedness of Borrower becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (z) there occurs under any Swap Contract an early termination date resulting from (A) any event of default under such Swap Contract as to which Borrower is the defaulting party (however designated) or (B) any termination event (however designated) under such Swap Contract as to which Borrower is an affected party (however designated) and, in either event, the Swap Termination Value owed by such Borrower as a result thereof is greater than the Threshold Amount.

(h)            (i) Borrower (1) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, (2) institutes or consents to the institution of any proceeding under any Debtor Relief Law, (3) makes an assignment for the benefit of creditors or (4) applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed with respect to Borrower without the application or consent of Borrower and the appointment continues undischarged or unstayed for fifteen (15) calendar days; (iii) any proceeding under any Debtor Relief Law relating to Borrower or to all or any material part of its property is instituted without the consent of Borrower and continues undismissed or unstayed for fifteen (15) calendar days, or an order for relief is entered in any such proceeding; or (iv) Borrower or any Affiliate thereof shall take any action to authorize any of the actions set forth above in this Section 7.01(h);

(i)            any material provision of any Margin Loan Documentation for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Borrower or any Affiliate thereof shall challenge the enforceability of any Margin Loan Documentation or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Margin Loan Documentation has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or Borrower sells or otherwise transfers all or substantially all of its assets, or engages in a merger, consolidation, amalgamation or similar transaction in which Borrower is not the continuing Person, unless the transferee or continuing Person (x) assumes Borrower’s obligations under the applicable Margin Loan Documentation pursuant to documentation reasonably satisfactory to each Lender and (y) provides each Lender with all information and documentation reasonably requested by Lender pursuant to Section 9.15, and such information and documentation is reasonably acceptable to each Lender;

(j)            the Security Agreement shall for any reason (other than the failure of the Applicable Lender to take any action to cure such failure within its control) fail to create a valid and perfected first priority Lien in the Collateral (subject to no other Lien, other than Permitted Liens), except as permitted by the terms thereof, or the Security Agreement shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Security Agreement, or the Borrower shall fail to comply with any of the terms or provisions of the Security Agreement or any Applicable Lender ceases to have a first priority perfected Lien in the Collateral except for Permitted Liens; or

(k)            (i)(A) one or more judgments, decrees, fines or orders for the payment of money in an aggregate amount in excess of the Threshold Amount shall be rendered against any Borrower and (B)(1) the same is not subject to further appeal or (2) any legal action shall be taken by a judgment creditor to attach or levy upon any assets of any Borrower to enforce any such judgment, or (ii)(A) any final non-monetary judgments or orders which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect shall be rendered against any Borrower and (B)(1) such judgments or orders are not subject to further appeal or (2) any legal action shall be taken to enforce such judgments or orders;

then, and in any such event, any Lender or Administrative Agent may (or, at the request of (x) Required Lenders, or (y) in the case of an Event of Default of the type set forth in Section 7.01(a), Section 7.01(b), Section 7.01(c) or Section 7.01(h) or an Event of Default relating to a provision of the Margin Loan Documentation that would require the consent of each Lender to amend or waive under Section 9.01, any Lender, Administrative Agent shall) notify Borrower thereof (such notice, an “Event of Default Notice”) with a copy to all other Lenders and Agents and, following the delivery of such Event of Default Notice, any Lender may (i) declare such Lender’s Advances to be forthwith due and payable, whereupon such Lender’s Advances shall become and be forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower and (ii) declare such Lender’s Commitment to be terminated, whereupon the same shall forthwith terminate; provided, however, that upon the occurrence of any event in Section 7.01(h), (x) the Total Accrued Loan Amount shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower and (y) the Commitment shall automatically be terminated. Upon the occurrence and the continuance of a Default, Administrative Agent may increase the rate of interest applicable to the Advances and other Obligations as set forth in this Agreement and Administrative Agent or any Lender may exercise any rights and remedies provided to Lender under the Margin Loan Documentation or at law or equity, including all remedies provided under the UCC.

7.02            Lenders’ Rights With Respect to Collateral.

(a)            For the avoidance of doubt, following the delivery of an Event of Default Notice or following the occurrence, and during the continuance, of an Event of Default of the type set forth in Section 7.01(h), each Lender may choose to exercise any remedies provided for herein or in any other Margin Loan Documentation, or refrain from exercising such remedies, in its sole discretion with respect to the Collateral subject to its control under a Control Agreement (including by virtue of an agency relationship with any Applicable Lender). No Lender shall have any fiduciary or other duties to the other Lenders in connection with the exercise of remedies against the Collateral securing the Obligations owing to such Lender or otherwise and no Lender shall interfere with such exercise of remedies or claim (or support any claim by any third-party) that a sale or other disposition of any Lender’s Collateral by or on behalf of such Lender was not commercially reasonable.

(b)            In connection with any assignment by a Lender, Borrower agrees to, as promptly as practicable, (i) establish a separate Collateral Account with a Custodian, (ii) enter into a Control Agreement (in a form substantially identical to the other relevant Control Agreements) in favor of the assignee with respect to such Collateral Account, (iii) enter into a joinder to the Security Agreement granting a Lien in favor of the assignee over such assignee’s Applicable Percentage of the Collateral of each type, (iv) if reasonably requested by the relevant Custodian, enter into a customer account agreement or other agreement with such intermediary and (v) make appropriate amendments to this Agreement and the other Margin Loan Documentation to reflect any administrative or technical changes as are reasonably requested by the assigning Lender, the assignee or Administrative Agent, which do not adversely affect Borrower’s rights or obligations hereunder. In connection with any assignment by a Lender of all of its Advances hereunder, Borrower agrees that such Lender’s rights and obligations under the other Margin Loan Documentation may be assigned to the assignee.

(c)            Notwithstanding anything to the contrary contained in the Margin Loan Documentation, Borrower, Administrative Agent and each Lender hereby agree that (i) during the continuance of an Event of Default and (except in the case of an Event of Default of the type set forth in Section 7.01(h)) following the delivery of an Event of Default Notice, such Lender shall have the right individually to require the relevant Custodian (or the Applicable Lender acting as agent of such Lender for purposes of perfection, if applicable) to realize upon any of the Collateral subject to such Lender’s control and to apply the proceeds thereof to the repayment of such Lender’s Advances outstanding and any other Obligations owing to such Lender and (ii) in the event of a foreclosure or similar enforcement action by such Lender on its Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), such Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition.

(d)            Notwithstanding anything to the contrary contained in the Margin Loan Documentation, when all Obligations (other than contingent indemnification obligations) owing to any Lender have been paid in full in cash, upon request of Borrower, such Lender shall (without notice to, or vote or consent of, any other Lender) take such actions as shall be reasonably required to release its security interest in all Collateral under such Lender’s control.

(e)            Each Lender agrees that it will not challenge or question or support any other Person in challenging or questioning in any proceeding the validity, attachment, perfection or priority of any Lien of any Applicable Lender under any Collateral Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement.

(f)            Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Obligations granted on the Collateral and notwithstanding any provision of the UCC, or any other applicable Law or the Security Agreement or Control Agreements or any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance or otherwise of, the Liens securing any of the Obligations, the subordination of such Liens to any other Liens, or any other circumstance whatsoever, whether or not any bankruptcy proceeding has been commenced by or against Borrower, each Lender hereby agrees that any Lien on the Collateral securing any Obligations now or hereafter held by or on behalf of any Lender shall be pari passu and secured equally and ratably.

(g)            Each Lender agrees with, and solely for the benefit of, each other Lender that it will not take any Bankruptcy Action with respect to Borrower.

Article 8
Agents

Section 8.01      Authorization and Authority. Each Lender hereby irrevocably appoints Credit Suisse AG, Cayman Islands Branch to act on its behalf as Administrative Agent and Credit Suisse Securities (USA) LLC and Deutsche Bank AG, London Branch, as the case may be, to act as Calculation Agent under the Margin Loan Documentation and authorizes each Agent to take such actions on such Lender’s behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 8 are solely for the benefit of Agents and Lenders, and Borrower shall not have rights as a third-party beneficiary or otherwise of any of such provisions.

Section 8.02      Agent Individually.

(a)            Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or other Affiliates thereof as if such Person were not an Agent hereunder and without any duty to account therefor to Lenders.

(b)            Each Lender understands that each Person serving as an Agent, acting in its individual capacity, and its Affiliates (collectively, an “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 8.02 as “Activities”) and may engage in the Activities with or on behalf of Borrower or its Affiliates. Furthermore, an Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including Borrower and its Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in Borrower or its Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of Borrower and its Affiliates. Each Lender understands and agrees that in engaging in the Activities, an Agent’s Group may receive or otherwise obtain information concerning Borrower and its Affiliates (including information concerning the ability of Borrower to perform its obligations hereunder or under the other Margin Loan Documentation) which information may not be available to any of the Lenders that are not members of an Agent’s Group. No Agent nor any member of such Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any Affiliate thereof) or to account for any revenue or profits obtained in connection with the Activities, except that an Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by this Agreement to be transmitted by an Agent to Lenders.

(c)            Each Lender further understands that there may be situations where members of an Agent’s Group or their respective customers (including Borrower and its Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more Lenders (including the interests of Lenders hereunder). Each Lender agrees that no member of an Agent’s Group is or shall be required to restrict its Activities as a result of the Person serving as an Agent being a member of such Agent’s Group, and that each member of an Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) the Margin Loan Documentation, (ii) the receipt by an Agent’s Group of information (including Information) concerning Borrower or its Affiliates (including information concerning the ability of Borrower to perform its obligations hereunder and under the other Margin Loan Documentation) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including any duty of trust or confidence) owing by an Agent or any member of such Agent’s Group to any Lender including any such duty that would prevent or restrict an Agent’s Group from acting on behalf of customers (including Borrower or its Affiliates) or for its own account.

Section 8.03      Duties of Agents; Exculpatory Provisions.

(a)            An Agent’s duties hereunder and under the other Margin Loan Documentation are solely ministerial and administrative in nature and no Agent shall have any duties or obligations except those expressly set forth herein or therein. Without limiting the generality of the foregoing, an Agent (i) shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein), provided that an Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent or any of its Affiliates to liability or that it determines in good faith is contrary to this Agreement or applicable Law, (ii) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and (iii) except as expressly set forth herein, an Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity.

(b)            No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as shall be necessary under the circumstances as provided in Section 9.01, or as such Agent shall believe in good faith shall be necessary, including for the avoidance of doubt, Administrative Agent sending an Event of Default Notice at the direction of any Lender, if such Agent believes in good faith that the related Event of Default is of a type that would entitle such Lender to issue such direction) or (ii) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Facility Adjustment Event, Potential Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default or the event or events that give or may give rise to any Mandatory Prepayment Event, Default or Event of Default unless and until Borrower or any Lender shall have given written notice to such Agent describing such Facility Adjustment Event, Potential Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default and such event or events.

(c)            No Agent nor any member of an Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Margin Loan Documentation, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Facility Adjustment Event, Potential Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Margin Loan Documentation or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or thereby or (v) the satisfaction of any condition set forth in Section 2.15 or Article 4 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to an Agent.

(d)            Nothing in this Agreement shall require an Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to Agents that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by an Agent or any of its Related Parties.

Section 8.04      Authority. For so long as such Applicable Lender controls a Collateral Account, each Lender hereby irrevocably appoints each Applicable Lender as its agent to act on its behalf for purposes of Section 2.14 and the Security Agreement and authorizes each Applicable Lender to take such actions on its behalf and to exercise such powers as are contemplated by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. In performing its functions and duties hereunder, each Applicable Lender shall act solely as an agent of the other Lenders and does not assume and shall not be deemed to have assumed any obligation towards or fiduciary relationship or trust with or for Borrower. The provisions of this Section 8.04 are solely for the benefit of Lenders, and Borrower shall not have rights as a third-party beneficiary of any such provision.

Section 8.05      Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Advance that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless an officer or Authorized Representative of an Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.06      Delegation of Duties. An Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Margin Loan Documentation by or through any one or more sub agents appointed by such Agent, and such Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties; provided, in each case, that no such delegation to a sub-agent or a Related Party shall release an Agent from any of its obligations hereunder. Each such sub-agent and the Related Parties of an Agent and each such sub agent shall be entitled to the benefits of all provisions of this Article 8 and Margin Loan Documentation (as though such sub-agents were an “Agent” hereunder and under the other Margin Loan Documentation) as if set forth in full herein with respect thereto.

Section 8.07      Resignation of Agent. An Agent may at any time give notice of its resignation to Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders (as if, for such purposes, the reference to 33% in the definition thereof were replaced with 67%) shall have the right, in consultation with Borrower (unless an Event of Default shall have occurred and be continuing (and not have been cured or waived), in which case no such consultation shall be required), to appoint a successor, which shall be a bank with an office in New York,

New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the Lenders appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify Borrower and Lenders that no qualifying Person has accepted appointment as successor Agent and of the effective date of such retiring Agent’s resignation which effective date shall be no earlier than three (3) Business Days after the date of such notice. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as an Agent hereunder and under the other Margin Loan Documentation but shall not be relieved of any of its obligations as a Lender and (ii) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. The successor shall be consented to by Borrower at all times other than during the existence of an Event of Default that has not been cured or waived (which consent of Borrower shall not be unreasonably withheld or delayed). Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as an Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as an Agent hereunder and/or under the other Margin Loan Documentation but shall not be relieved of any of its obligations as a Lender (if not already discharged therefrom as provided above in this Section 8.07). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Margin Loan Documentation, the provisions of this Article 8 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent. Notwithstanding anything herein to the contrary, if at any time any Agent ceases to be a Lender hereunder, such Agent shall be deemed to have provided its notice of resignation, which notice shall be automatically effective as of the date such Agent ceased to be a Lender hereunder.

Section 8.08      Non-Reliance on Agents and Other Lenders.

(a)            Each Lender confirms to Agents, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on Agents, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making its portion of the Facility and (z) taking or not taking actions hereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making its portion of the Facility is suitable and appropriate for it.

(b)            Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Margin Loan Documentation, (ii) it has, independently and without reliance upon Agents, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information as it has deemed appropriate and (iii) it will, independently and without reliance upon Agents, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Margin Loan Documentation and whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder, based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning Borrower and its Affiliates) as it shall from time to time deem appropriate, which may include, in each case:

(i)            the financial condition, status and capitalization of Borrower

(ii)            the legality, validity, effectiveness, adequacy or enforceability of this Agreement and the other Margin Loan Documentation and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement;

(iii)            determining compliance or non-compliance with any condition hereunder to the making of the Advances and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv)            the adequacy, accuracy and/or completeness of any other information delivered by Agents, any other Lender or any of their respective Related Parties under or in connection with this Agreement, the other Margin Loan Documentation, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement.

Section 8.09      Removal of Administrative Agent. At any time, if (a) following the occurrence of an Event of Default, Administrative Agent shall fail to send an Event of Default Notice when required at the request of the Required Lenders, or, in the case of an Event of Default of the type that gives any Lender the right to send an Event of Default Notice under Section 7.01, any Lender, by 7:00 p.m. on the date such request is sent to Administrative Agent (or by 9:00 a.m. on the date following such request, if such request is made after 5:00 p.m.) or (b) following the occurrence of a Collateral Call Trigger Event on any Scheduled Trading Day, Administrative Agent shall fail to send a Collateral Call Notice by 7:00 p.m., in each case, the Required Lenders (as if, for such purposes, the reference to 33% in the definition thereof were replaced with 67%) shall have the right to remove Administrative Agent and appoint a successor, which shall be one of the Lenders party hereto on the date hereof. Any such removal and appointment shall be effective upon notice by such proposed successor Administrative Agent to the removed Administrative Agent and Borrower on behalf of the Required Lenders, whereupon (i) the current Administrative Agent shall be discharged from its duties and obligations as an Agent hereunder and under the Margin Loan Documentation, but shall not be relieved of any of its obligations as a Lender and (ii) the successor shall succeed to and become vested with all of the rights, powers, privileges and duties as an Administrative Agent.

Article 9
Miscellaneous

Section 9.01      Amendments, Adjustments, Etc.

Neither this Agreement nor any of the other Margin Loan Documentation nor any provision hereof or thereof may be waived, amended, modified or supplemented, nor any consent granted to any deviation to the terms hereof or thereof, except pursuant to an agreement or agreements in writing entered into by the Required Lenders (as if, for such purposes, the reference to 33% in the definition thereof were replaced with 67%) and Borrower, and acknowledged by Administrative Agent; provided that no such amendment, waiver, modification, supplement or consent shall, without the consent of each Lender party hereto:

(a)            waive any condition set forth in Article 4;

(b)            extend or increase the Commitment of any Lender or reinstate the terminated Commitment of any Lender;

(c)            postpone any date on which any payment of principal, interest, fees or other amounts due to Lenders or Agents is required to be made hereunder or under any other Margin Loan Documentation;

(d)            change the principal amount of, or the rate at which interest accrues on, the Advances, or any fees payable hereunder;

(e)            change the definition of “Acceptable Collateral,” “Aggregate Collateral Share Value,” “Base Allocation Percentage,” “Change in Law,” “Change of Control,” “Delisting,” “Existing Transfer Restrictions,” “Facility Adjustment Event,” “Free Float,” “Free Float Percentage,” “Funding Allocation Percentage,” “Independent Director Matters,” “LTV Level,” “Mandatory Prepayment Amount,” “Mandatory Prepayment Event,” “Market Disruption Event,” “Market Price,” “Merger Event,” “Ordinary Cash Dividend,” “Permitted Collateral Share Sale,” “Permitted Transaction,” “PIK Interest Conditions,” “Potential Facility Adjustment Event,” “Prohibited Transaction,” “Released Shares,” “Repayment Amount,” “Required Lenders,” “Restricted Transactions,” “Separateness Provisions,” “Collateral Call Trigger Event,” “Tender Offer,” “Trading Suspension,” or “Transfer Restrictions” (or, in each case, any defined term used therein), or increase the Initial LTV, the Collateral Call LTV Level or the Maintenance LTV Level;

(f)            permit the assignment or transfer by Borrower of any of its rights and obligations under any Margin Loan Documentation to which it is a party;

(g)           permit the release of any Collateral other than in accordance with the Margin Loan Documentation;

(h)           modify the definition of “Applicable Percentage” or “Pro Rata Basis” or otherwise affect the manner in which payments are shared, or Collateral is allocated, ratably among Lenders;

(i)            modify Section 2.08 (other than clause (a) thereof), Section 2.15, Section 5.13 or Section 6.11;

(j)            modify this Section 9.01 or any other provision herein that expressly requires the consent of all Lenders or Required Lenders for any matter or the definition of Required Lenders;

(k)           amend or modify any part of the Fee and Ratio Letter; or

(l)            materially impair or diminish, or circumvent, any term or provision specified above (including, without limitation, by modifying any defined term used therein or any provision referenced therein);

provided further that (i) the provisions set forth in Article 8 shall not be waived, amended, modified or supplemented, nor any consent granted to any deviation thereto, without the consent of each Agent affected thereby, (ii) if the terms of any Advances made on any date differ from the terms of the Advances made on any other date, no waiver, amendment, modification, supplement, or consent granted to any deviation from the terms of the Margin Loan Documentation shall uniquely affect any tranche of Advances without the consent of Required Lenders (as if, for such purposes, the reference to 33% in the definition thereof were replaced with 67%, determined with regard solely to such uniquely affected Advances), and (iii) Sections 2.09, 2.10, 2.11, 2.12, or 2.13 shall not be amended or waived in a way that adversely affects any Lender without such Lender’s consent.

Notwithstanding the foregoing, each Lender agrees with each other Lender and with Borrower that no amendment, termination or supplement shall be made to any Security Agreement, Issuer Agreement or Control Agreement, and no new Margin Loan Documentation shall be entered into with any Lender (subject, for the avoidance of doubt, to Section 2.15), unless a substantially identical amendment, termination or supplement is made to each other Security Agreement, Issuer Agreement or Control Agreement, or substantially identical Margin Loan Documentation is entered into with each other Lender (or, in the case of Section 2.15, each other Lender is already party to substantially identical Margin Loan Documentation), as the case may be.

Notwithstanding anything to the contrary herein, upon the occurrence of any Facility Adjustment Event or Potential Facility Adjustment Event, Calculation Agent shall, in a commercially reasonable manner (a) adjust one or more of the terms or provisions of the Facility as Calculation Agent reasonably determines necessary to account for the effect of the Facility Adjustment Event or Potential Facility Adjustment Event on the Facility (unless Calculation Agent determines that no such adjustment is necessary), and (b) determine the effective time of the adjustment (taking into account, among other factors, volatility, correlation, liquidity and free float of the Shares or any other Collateral, the credit profile of Issuer or the issuer of such other Collateral and Transfer Restrictions, in each case, relative to the Shares or, if applicable, any other Collateral prior to giving effect to the relevant event). Any such adjustments pursuant to this paragraph shall be binding on all parties to the Margin Loan Documentation and all such parties shall enter into such documentation required or reasonably requested by Administrative Agent to reflect such adjustments.

Notwithstanding the foregoing (and without limitation of the proviso to the definition of “Potential Facility Adjustment Event”), upon the occurrence of any Facility Adjustment Event or Potential Facility Adjustment Event, the adjustments, if any, in respect thereof pursuant to the two immediately preceding paragraphs will not, solely as a result of such adjustment, directly cause a Mandatory Prepayment Event to have occurred and be continuing immediately after giving effect thereto.

Section 9.02      Notices; Effectiveness; Electronic Communications.

(a)          Notices Generally. All notices and other communications provided for herein (including, for the avoidance of doubt, any Collateral Call Notice) shall be in writing and shall be delivered (i) by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, or (ii) by electronic mail to the applicable e-mail address, as follows:

(i)            if to Borrower to:

Cannae Funding, LLC

1701 Village Center Circle

Las Vegas, NV 89134
Attn: General Counsel
Telephone No.: (702) 243-3251
Email: mgravelle@fnf.com

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Ariel Kronman

(ii)           if to any Lender, as set forth in Schedule I hereto;

(iii)          if to Administrative Agent, to:

Credit Suisse AG, Cayman Islands Branch

c/o Credit Suisse Securities (USA) LLC

11 Madison Avenue

5th Floor

New York, New York 10010

Attn: William Brett

Telephone No.: (212) 325-0676

Facsimile No.: 212-743-3644;

Email: list.elo-equ-der@credit-suisse.com; list.ib-opsla-ral@credit-suisse.com with a copy to:

Credit Suisse AG, Cayman Islands Branch

c/o Credit Suisse Securities (USA) LLC

11 Madison Avenue

11th Floor

New York, NY 10010

Attention: Lin Yu

Telephone No.: (212) 538-4353

Facsimile No.: (212) 322-2207

Email: lin.yu@credit-suisse.com

(iv)            if to Credit Suisse Securities (USA) LLC as Calculation Agent, to:

Credit Suisse Securities (USA) LLC

11 Madison Avenue

5th Floor

New York, New York 10010

Attn: William Brett

Telephone No.: (212) 325-0676

Facsimile No.: 212-743-3644;

Email: list.elo-equ-der@credit-suisse.com; list.ib-opsla-ral@credit-suisse.com with a copy to:

Credit Suisse Securities (USA) LLC

11 Madison Avenue

11th Floor

New York, NY 10010

Attention: Lin Yu

Telephone No.: (212) 538-4353

Facsimile No.: (212) 322-2207

Email:lin.yu@credit-suisse.com

(v)            if to Deutsche Bank AG, London Branch as Calculation Agent, to:

Deutsche Bank AG, London Branch

c/o Deutsche Bank AG, London Branch

60 Wall Street

New York, NY 10005

Attention: Andrew Yaeger

Telephone: +1 212 250 2717

Electronic Mail Address: andrew.yaeger@db.com;

with a copy to:

Deutsche Bank AG, London Branch

c/o Deutsche Bank AG, London Branch

60 Wall Street

New York, NY 10005

Attention: Paul Stowell

Telephone: +1 212 250 6270

Electronic Mail Address: paul.stowell@db.com

equity-linked.notifications@list.db.com; cmny.usba@db.com

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that (x) other than in the case of a Collateral Call Notice, if such notices or other communication are not given during normal business hours for the recipient, such notices and other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient or (y) in the case of a Collateral Call Notice, if such notices or other communications are not given by 8:00 p.m. on any Scheduled Trading Day (the “Collateral Call Notice Deadline”), such Collateral Call Notice shall be deemed to have been given at the opening of business on the next Scheduled Trading Day). Notices and other communications delivered through electronic communications shall be effective as provided in Section 9.02(b).

(b)            Electronic Communications. Each party hereto agrees to accept notices and other communications to it hereunder by electronic communications sent to the email address or addresses set forth in Section 9.02(a).

Notices and other communications sent to an e-mail address shall be deemed received when sent absent receipt of a failure to deliver notice; provided that (x) other than in the case of a Collateral Call Notice, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, or (y) in the case of a Collateral Call Notice, if such notice or other communication is not sent by 8:00 p.m. on any

Scheduled Trading Day, such notice or communication shall be deemed to have been given at the opening of business on the next Scheduled Trading Day.

(c)            Change of Address, Etc. Any party hereto may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(d)            Reliance by Agents and Lenders. Each Agent and Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with any Agent or Lender may be recorded by such Agent or Lender, and each of the parties hereto hereby consents to such recording.

Section 9.03      No Waiver; Remedies.

(a)            No failure or delay by any Agent or Lender in exercising any right or power hereunder or under any other Margin Loan Documentation shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent or Lender hereunder and under any other Margin Loan Documentation are cumulative and are not exclusive of any rights or remedies that such Agent or Lender would otherwise have. No waiver of any provision of any Margin Loan Documentation or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.01, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of an Advance shall not be construed as a waiver of any Event of Default, regardless of whether any Agent or Lender may have had notice or knowledge of such Event of Default at the time.

(b)            The Advances are made with full recourse to Borrower and constitute direct, general, unconditional and unsubordinated Indebtedness of Borrower.

(c)            Each Party hereto acknowledges and agrees that the Margin Loan Documentation, collectively, is intended to constitute a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code and that each delivery, transfer, payment and grant of a security interest made or required to be made hereunder or contemplated hereby or made, required to be made or contemplated in connection herewith is a “transfer” and a “margin payment” or a “settlement payment” within the meaning of Section 362(b)(6) and/or (27) and Sections 546(e) and/or (j) of the Bankruptcy Code. In addition, all obligations under or in connection with the Margin Loan Documentation represent obligations in respect of “termination values,” “payment amounts” or “other transfer obligations” within the meaning of Sections 362 and 561 of the Bankruptcy Code. The parties further acknowledge and agree that the Margin Loan Documentation collectively constitutes a “master netting agreement” within the meaning of the Bankruptcy Code.

Section 9.04      Costs And Expenses; Indemnification; Damage Waiver.

(a)            Costs and Expenses. Borrower shall pay promptly (i) all actual, reasonable and documented costs and reasonable out-of-pocket expenses incurred by Lenders and each Agent, including the reasonable fees, charges and disbursements of one counsel in each relevant jurisdiction for all Agents and Lenders, in connection with the credit facility (but excluding any costs relating to the syndication thereof) provided for herein, the preparation and administration of the Margin Loan Documentation or any amendments, modifications or waivers of the provisions of the Margin Loan Documentation (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable costs and reasonable out of pocket expenses incurred by Lenders and each Agent, including the fees, charges and disbursements of any counsel for any Agent or Lender (whether outside counsel or the allocated costs of its internal legal department), in connection with the enforcement, collection or protection of its rights in connection with the Margin Loan Documentation, including its rights under this Section 9.04, or in connection with the Advances made hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b)            Indemnification by Borrower. Borrower shall indemnify each Agent and Lender (and any sub-agent thereof) and each Related Party of any of the foregoing Persons (each such Person, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by Borrower or any Related Party of Borrower arising out of, in connection with, or as a result of (i) the preparation, negotiation, execution, delivery or administration of this Agreement, any other Margin Loan Documentation or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the enforcement or protection of their rights hereunder and thereunder or the consummation of the transactions contemplated by this Agreement (which, for the avoidance of doubt, shall not include any hedging activities by any Indemnitee), any other Margin Loan Documentation or any agreement or instrument contemplated hereby or thereby, (ii) any Advance or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Related Party of Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or (y) arise out of any dispute among Indemnitees (other than a dispute involving claims against Administrative Agent or any Calculation Agent, in each case, in their respective capacities as such) that did not involve actions or omissions of the Borrower or its Affiliates. This Section 9.04 shall not apply to Taxes, other than any Taxes that represent losses, claims, damages or liabilities in respect of a non-Tax claim. With respect to expenses of counsel that are indemnifiable hereunder, the Borrower shall provide an indemnity only if all Indemnitees that obtain indemnification hereunder with respect to a substantially related claim engage a single counsel in each relevant jurisdiction unless the interest of such Indemnitees are materially adverse to one another or to the extent it would be advisable with respect to applicable legal, regulatory or self-regulatory requirements or with related policies and procedures applicable to such Indemnitees to engage separate counsel.

(c)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Margin Loan Documentation or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof. No Indemnitee referred to in Section 9.04(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Margin Loan Documentation or the transactions contemplated hereby or thereby, except to the extent such charges result from the willful misconduct, bad faith or gross negligence of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(d)            Post-Default Hedging Costs. After (i) the occurrence of an Event of Default and (ii) acceleration of Obligations of any Lender, Borrower shall pay, on demand, each Lender’s costs, charges, fees, expenses, Taxes or duties of any kind (including, for these purposes, a reduction in rebate received by such Lender in respect of its own borrowing of securities) in connection with its (i) Advances or (ii) acquisition, establishment, re-establishment, substitution, maintenance, unwinding or disposition of, or realization or recovery of the proceeds of, or any part thereof, any transaction(s), position(s) or asset(s) that such Lender deems necessary (in its sole discretion) to hedge the market risk of the Collateral, with respect to each hedge entered into after the occurrence, and during the continuance, of an Event of Default that has not been waived or deemed not to occur pursuant to the last sentence of Section 7.01, in each case regardless of whether such funding is obtained from third parties, an Affiliate of such Lender or such Lender’s internal sources. Notwithstanding anything to the contrary contained in this Agreement, Borrower shall not be responsible for any costs, charges, fees, expenses, taxes or duties of any kind related to any hedging activities of such Lender in connection with this Facility other than as set forth in this Section 9.04(d).

(e)            Payments. All amounts due under this Section 9.04 shall be payable immediately upon demand therefor.

(f)            Survival. The agreements in this Section 9.04 shall survive the termination of the Facility and the repayment, satisfaction or discharge of all the other Obligations.

Section 9.05      Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to any of Administrative Agent or Lenders (or Administrative Agent on behalf of the Lenders), or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or any Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 9.06      Governing Law; Submission To Jurisdiction.

(a)            Governing Law. The Margin Loan Documentation shall be governed by, and construed in accordance with, laws of the State of New York without giving effect to its conflict of laws provisions other than Section 5 1401 of the New York General Obligations Law.

(b)            Submission to Jurisdiction. Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Margin Loan Documentation, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Margin Loan Documentation shall affect any right that any Agent or Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Margin Loan Documentation against Borrower or its properties in the courts of any jurisdiction.

(c)            Waiver of Venue. Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Margin Loan Documentation in any court referred to in Section 9.06(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02(a). Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(e)            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MARGIN LOAN DOCUMENTATION OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD

NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER MARGIN LOAN DOCUMENTATION BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.06(E).

Section 9.07      Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder, or under any other Margin Loan Documentation, without the prior written consent of each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement. Any Lender may assign to one or more assignees that make the Purchaser Representations for the benefit of each “Lender” hereunder all or a portion of its rights and obligations under this Agreement (including all or a portion of the Advances); provided that except in the case of an assignment to an Affiliate of such Lender (other than a special purpose vehicle, securitization vehicle or other similar Person), an Approved Fund or an Approved Lender, Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, it being understood that it shall be reasonable for Borrower to withhold consent from a proposed assignee or transferee with which Borrower or its Affiliates do not have a commercial relationship); provided further that any consent of Borrower otherwise required under this Section 9.07(a) shall not be required if a payment or bankruptcy Event of Default has occurred and is continuing; provided further that, solely to the extent such assignment would cause such Lender’s Pro Rata share to be reduced below 33%, such assigning Lender shall offer each Amendment Lender and/or any of its Affiliates a right of first refusal to acquire the interests, rights and obligations of such Lender by assignment ratably in accordance with such Amendment Lender’s ratable share based upon the relative amount of such Lender’s Advances and if any such Amendment Lender and/or any of its Permitted Affiliates do not accept such offer within ten (10) Business Days, then it shall be deemed to have waived its right of first refusal. Subject to notification of an assignment, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of Lender under this Agreement, and Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of Lender’s rights and obligations under this Agreement, Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.09, 2.10, 2.12, 9.04 and 9.14). Borrower hereby agrees to execute any amendment and/or any other document that may be necessary to effectuate such an assignment. Borrower shall maintain a copy of each assignment delivered to it and a register for the recordation of the names and addresses of Lenders and their respective successors and assigns, and the commitments of, and principal amounts of and interest on the Obligations owing to, each assignee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Lenders and the assignees shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and each Lender or assignee (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice.

(b)            Any Lender may sell participations to one or more banks or other entities (other than the Borrower of any of its Affiliates) (a “Participant”) that make the Purchaser Representations for the benefit of each Lender hereunder in all or a portion of such Lender’s rights and obligations under this Agreement and the other Margin Loan Documentation (including all or a portion of the Advances); provided that (i) such Lender’s obligations under the Margin Loan Documentation shall remain unchanged, (ii) such Lender shall remain solely responsible to Borrower for the performance of such obligations, (iii) Borrower shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (iv) such Lender shall maintain a register of all Participants detailing each Participant’s entitlement to principal and interest and (v) if the participation provides the Participant with control rights with respect to the Lender’s rights under this Agreement, (A) such Participant is an Affiliate of such Lender (other than a special purpose vehicle, securitization vehicle or other similar Person), an Approved Fund or an Approved Lender or (B) Borrower has given its prior written consent to such participation (which consent shall not be unreasonably withheld, it being understood that it shall be reasonable for Borrower to withhold consent from a proposed participant with which Borrower or its Affiliates do not have a commercial relationship). Subject to Section 9.07(c), Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, and 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 9.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.14 as though it were a Lender.

(c)            A Participant shall not be entitled to receive any greater payment under Section 2.09 and Section 2.10 than a Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent or results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Participant will comply with Section 2.10(e) as though it were a Lender, except that such tax forms shall be provided to Lender and not Borrower. A participating Lender shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Advances or other obligations under the Margin Loan Documentation (the “Participant Register”); provided that Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c) and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version) or in order to obtain the consent set forth in

Section 9.07(b)(v). The entries in the Participant Register shall be conclusive absent manifest error, and any Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, and this Section 9.07 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)            No Lender may acquire credit protection or similar derivative arrangement, including a total return swap, with respect to a Loan if such instrument provides the seller thereof with control rights with respect to the Lender’s rights under this Agreement unless (i) such seller is an Affiliate of such Lender (other than a special purpose vehicle, securitization vehicle or other similar Person), an Approved Fund or an Approved Lender or (ii)  Borrower has given its prior written consent thereto (which consent shall not be unreasonably withheld, it being understood that it shall be reasonable for Borrower to withhold consent to a proposed seller of credit protection with which Borrower or its Affiliates do not have a commercial relationship).

Section 9.08      Severability. Any provision of any Margin Loan Documentation held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09      Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Margin Loan Documentation and any separate letter agreements with respect to fees payable to any Agent or Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article 4, this Agreement shall become effective when it shall have been executed by each Agent and Lender and when each Agent and Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually-executed counterpart of this Agreement.

Section 9.10      Survival Of Representations. All covenants, agreements, representations and warranties made by the Borrower or Guarantor in the Margin Loan Documentation and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Margin Loan Documentation shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Margin Loan Documentation and the making of any Advances, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent or Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Advance or any other Obligation under this Agreement is outstanding and unpaid or unsatisfied. The provisions of Sections 2.09, 2.10 and 2.12 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Advances or the termination of this Agreement or any provision hereof.

Section 9.11      Confidentiality. Subject to Section 5.06, each Agent and Lender agrees to maintain the confidentiality of the Information (as defined below) pursuant to the requirements hereof in accordance with its customary procedures for handling confidential information of such nature, except that Information may be (1) used by any Agent or Lender, its affiliates, agents and/or hedging counterparties in connection with, or upon, the exercise of any remedies hereunder or under any other Margin Loan Documentation or any action or proceeding relating to this Agreement or any other Margin Loan Documentation or the enforcement of rights hereunder or thereunder or (2) disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority having jurisdiction over such Agent or Lender (in which case the disclosing party agrees to inform Borrower promptly of such disclosure, unless such notice is prohibited by applicable Law and except in connection with any request as part of a regulatory examination of an audit or examination conducted by bank accountants), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the disclosing party agrees to inform Borrower promptly of such disclosure to the extent permitted by Law and except in connection with a regulatory examination of an audit or examination conducted by bank accountants), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Margin Loan Documentation or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.11 or (ii) becomes available to such Agent or Lender on a non-confidential basis from a source other than Borrower or its Affiliates. For the purposes of this Section 9.11, “Information” means all information received from Borrower or its Affiliates relating to Borrower or its Affiliates or its business hereunder or pursuant hereto, other than any such information that is available to an Agent or Lender on a non-confidential basis prior to disclosure by Borrower or its Affiliates; provided that in the case of information received from Borrower or its Affiliates after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.12      No Advisory Or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Margin Loan Documentation), Borrower acknowledges and agrees that: (a)(i) the arranging and other services regarding this Agreement provided by any Agent or Lender are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and such Agent or Lender and its Affiliates, on the other hand, (ii) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (iii)  Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Margin Loan Documentation; (b)(i) each Agent and Lender is and has been acting solely as a principal and, except as expressly agreed in writing herein or otherwise by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, any of its Affiliates or any other Person and (ii) each Agent and Lender has no obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Margin Loan Documentation; and (c) each Agent and Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and each Lender has no obligations to disclose any of such interests to Borrower or any of its Affiliates. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against each Agent and Lender or its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.13      Right Of Setoff. If an Event of Default shall have occurred and be continuing, each Agent and Lender and each of their respective Affiliates (each, a “Set-off Party”) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Set-off Party to or for the credit or the account of Borrower against any of and all the obligations and liabilities of Borrower, irrespective of whether or not the relevant Set-off Party shall have made any demand under the Margin Loan Documentation and although such obligations may be unmatured. The rights of each Set-off Party under this Section 9.13 are in addition to other rights and remedies (including other rights of setoff) which such Set-off Party may have. Each Lender agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.14      Judgment Currency. If a judgment, order or award is rendered by any court or tribunal for the payment of any amounts owing to any Agent or Lender under this Agreement or any other Margin Loan Documentation or for the payment of damages in respect of a judgment or order of another court or tribunal for the payment of such amount or damages, such judgment, order or award being expressed in a currency (the “Judgment Currency”) other than Dollars, Borrower agrees (a) that its obligations in respect of any such amounts owing shall be discharged only to the extent that on the Business Day following such Agent or Lender’s receipt of any sum adjudged in the Judgment Currency, such Agent or Lender may purchase Dollars with the Judgment Currency and (b) to indemnify and hold harmless such Agent or Lender against any deficiency in terms of Dollars in the amounts actually received by such Agent or Lender following any such purchase (after deduction of any premiums and costs of exchange payable in connection with the purchase of, or conversion into, Dollars). The indemnity set forth in the preceding sentence shall (notwithstanding any judgment referred to in the preceding sentence) constitute an obligation of Borrower separate and independent from its other obligations hereunder, shall apply irrespective of any indulgence granted by any Agent or Lender, and shall survive the termination of this Agreement.

Section 9.15      USA PATRIOT Act Notice. Each Agent and Lender is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended (the “Patriot Act”) and hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of such Persons and other information that will allow such Agent or Lender to identify such Persons in accordance with the Patriot Act. Borrower agrees to promptly provide each Agent and Lender with all of the information requested by such Agent or Lender to the extent such Agent or Lender deems such information reasonably necessary to identify the Borrower in accordance with the Patriot Act, and any other information or documentation reasonably requested by such Agent or Lender in connection with “know your customer” requirements and such Agent or Lender’s customary client on-boarding process.

Section 9.16      Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts which are treated as interest on such Advance under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by any Lender holding such Advance in accordance with applicable law, the rate of interest payable in respect of such Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Advance but were not payable as a result of the operation of this Section 9.16 shall be cumulated and the interest and Charges payable to such Lender in respect of other Advances or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.17      Disclosure. Borrower hereby acknowledges and agrees that each Agent and Lender and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with Borrower or its Affiliates.

Section 9.18      Calculation Agent Determinations. All calculations and determinations made by Calculation Agent shall be made in good faith and in a commercially reasonable manner. Upon receipt of written request from Borrower, Calculation Agent shall promptly provide Borrower with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Calculation Agent’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information), and shall use commercially reasonable efforts to provide such written explanation within five (5) Business Days from the receipt of such request.

Section 9.19      Collateral Reallocation Instruction. Each Applicable Lender will, as soon as reasonably practicable following receipt of a copy of a Collateral Reallocation Instruction from the Calculation Agent, as soon as reasonably practicable, instruct the relevant Custodian to effect any rebalancing described in the relevant Collateral Reallocation Instruction to ensure that the Collateral is held on a Pro Rata Basis.

Section 9.20      Amendment and Restatement; Reaffirmation.

(a)            It is the intention of each of the parties hereto that the Original Loan Agreement be amended and restated in its entirety pursuant to this Agreement so as to preserve the perfection and priority of all security interests securing Obligations under the Original Loan Agreement and the Margin Loan Documentation, as amended hereby or otherwise on the Amendment Closing Date, and that all Obligations of the Borrower under the Margin Loan Documentation shall be secured by the Security Agreement and that this Agreement does not constitute a novation or termination of the obligations and liabilities existing under the Original Loan Agreement. The parties hereto further acknowledge and agree that this Agreement constitutes an amendment of the Original Loan Agreement made under and in accordance with Section 9.01 of the Original Loan Agreement. In addition, unless specifically amended hereby, the Margin Loan Documentation shall continue in full force and effect and, from and after the Amendment Closing Date, any reference to the “Margin Loan Agreement” contained therein shall be deemed to refer to this Agreement.

(b)            The Borrower hereby consents to the terms and conditions of this Agreement, including with respect to the prepayment of the Repayment Amount subject to the terms hereof. In addition, the Borrower hereby (a) affirms and confirms its guarantees, pledges, grants and other undertakings under the Original Loan Agreement (as amended and restated by this Agreement) and the other Margin Loan Documentation to which it is a party (as amended as of the date hereof), (b) agrees that (i) the Margin Loan Documentation (as amended, restated, amended and restated, supplemented or otherwise modified as of the date hereof) to which it is a party is not impaired or adversely affected in any manner whatsoever and shall continue to be in full force and effect and (ii) all guarantees, pledges, grants and other undertakings thereunder shall continue to be in full force and effect (as amended, restated, amended and restated, supplemented or otherwise modified as of the date hereof), shall continue to secure all the applicable Obligations as amended, increased and extended by this Agreement, and shall accrue to the benefit of the Lenders, (c) acknowledges that from and after the Amendment Closing Date, all outstanding Advances shall be deemed to be Obligations and (d) acknowledges and agrees that it remains obligated in respect of all covenants, agreements, representations and warranties made by it in the Original Loan Agreement.

(c)            Each party to the Security Agreement governed by the laws of the State of New York acknowledges and confirms that the security created pursuant to the Security Agreement is, and always has been, intended to secure the secured obligations as defined therein as amended, supplemented, extended or restated (however fundamental) from time to time, including, but not limited to, as pursuant to the amendment and restatement of the Original Loan Agreement by this Agreement.

Section 9.21      U.S. QFC Contractual Stay Requirements.

(a)            Recognition of U.S. Regimes. In the event one or more of the Covered Parties becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of this Agreement, any transaction under this Agreement or any related Credit Enhancement (each, a “Relevant Agreement”) and any interest and obligation in or under, and any property securing, such Relevant Agreement (“Relevant Interests”) from one or more of the Covered Parties will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Relevant Agreement and Relevant Interests were governed by the laws of the United States or a state of the United States. In the event one or more of the Covered Parties or any Covered Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights with respect to any Relevant Agreement against the Covered Party or Relevant Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Relevant Agreement were governed by the laws of the United States or a state of the United States. The requirements of this paragraph (a) apply notwithstanding paragraph (b) below.

(b)            Limitation on Exercise of Certain Default Rights. Notwithstanding anything to the contrary in any Relevant Agreement or any other agreement, the parties expressly agree that the Borrower shall not be permitted to exercise any Default Right against the Relevant Covered Parties with respect to any Relevant Agreement that is related, directly or indirectly, to a Covered Affiliate becoming subject to an Insolvency Proceeding, other than a Default Right that arises as a result of the Relevant Covered Parties becoming subject to an Insolvency Proceeding or the Relevant Covered Parties not satisfying a payment or delivery obligation pursuant to such Relevant Agreement or another contract between the Relevant Covered Parties and the Borrower that gives rise to a Default Right under such Relevant Agreement. After a Covered Affiliate has become subject to an Insolvency Proceeding, if the Borrower seeks to exercise any Default Right with respect to any Relevant Agreement with the Relevant Covered Parties, the Borrower shall have the burden of proof, by clear and convincing evidence, that the exercise of such Default Right is permitted thereunder.

(c)            Effective Date  The provisions of this Clause 9.20 will come into effect on the later of the date of this Agreement and the Applicable Compliance Date.

(d)            Definitions. For the purposes of this Clause 9.20, the following definitions apply:

“Applicable Compliance Date” means: (a) July 1, 2019, if that Borrower is a “financial counterparty” other than a “small financial institution” (as such terms are defined under, and interpreted in accordance with, the QFC Stay Rules); or (b) otherwise, January 1, 2020.

“Covered Affiliate” means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of one or more of the Covered Parties.

“Covered Parties” means any Lender that is a “covered entity” as defined under the QFC Stay Rules.

“Credit Enhancement” means, with respect to this Agreement or any transaction under this Agreement, any credit enhancement or other credit support arrangement in support of the obligations of one or more of the Covered Parties or the Borrower thereunder or with respect thereto, including any guarantee, pledge, charge, mortgage or other security interest in collateral or title transfer collateral arrangement, trust or similar arrangement, letter of credit, transfer of margin, reimbursement obligation or any similar arrangement.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, the QFC Stay Rules, including without limitation any right of a party to liquidate, terminate, cancel, rescind, or accelerate an agreement or transactions thereunder; set off or net amounts owed; exercise remedies in respect of collateral or other credit support or related property; demand payment or delivery; suspend, delay, or defer payment or performance; alter the amount of, demand the return of or modify any right to reuse collateral or margin provided; otherwise modify the obligations of a party; or any similar rights.

“Insolvency Proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8; 12 C.F.R. 382.1-7; and 12 C.F.R. 47.1-8. All references herein to the QFC Stay Rules shall be construed, with respect to any Covered Party, to the particular QFC Stay Rule(s) applicable to it.

“Relevant Covered Party” means the Covered Party that is affiliated with the relevant Covered Affiliate.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers or representatives thereunto duly authorized, as of the date first above written.

BORROWER:

CANNAE FUNDING, LLC, as Borrower

By:	/s/ Richard L. Cox
	Name:	Richard L. Cox
	Title:	Manager

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender

By:	/s/ Steven J. Reis
	Name:	Steven J. Reis
	Title:	Authorized Signatory

By:	/s/ Erica L. Hryniuk
	Name:	Erica L. Hryniuk
	Title:	Authorized Signatory

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:	/s/ Steven J. Reis
	Name:	Steven J. Reis
	Title:	Authorized Signatory

By:	/s/ Erica L. Hryniuk
	Name:	Erica L. Hryniuk
	Title:	Authorized Signatory

CREDIT SUISSE SECURITIES (USA) LLC, as Calculation Agent

By:	/s/ Steven J. Reis
	Name:	Steven J. Reis
	Title:	Authorized Signatory

DEUTSCHE BANK AG, LONDON BRANCH, as Lender

By:	/s/ Paul Stowell
	Name:	Paul Stowell
	Title:	Attorney in Fact

By:	/s/ John O’Dowd
	Name:	John O’Dowd
	Title:	Attorney in Fact

DEUTSCHE BANK AG, LONDON BRANCH, as Calculation Agent

By:	/s/ Paul Stowell
	Name:	Paul Stowell
	Title:	Attorney in Fact

By:	/s/ John O’Dowd
	Name:	John O’Dowd
	Title:	Attorney in Fact